UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TILE SHOP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED APRIL 28, 2021

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Telephone: (763) 852-2950

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 20, 2021

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Tile Shop Holdings, Inc. (the “Company”) on Tuesday, July 20, 2021, at 10:00 a.m. (Central Time). The Annual Meeting will be held virtually. Shareholders may participate by logging in at www.virtualshareholdermeeting.com/TTSH2021.

Under the terms of the Stipulation of Settlement, dated as of August 7, 2020 (the “Stipulation”), memorializing the terms of the settlement of the litigation brought against the Company and certain current and former directors of the Company by K-Bar Holdings LLC and Wynnefield Capital, Inc. in the Delaware Court of Chancery, the Company agreed to adopt certain changes to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”) related to corporate governance. Accordingly, Proposals 2, 3 and 4 below are being submitted to you pursuant to the Stipulation.

The agenda for the Annual Meeting includes:

1.	The election of Deborah K. Glasser and Linda Solheid to serve as Class III directors to hold office until the 2024 Annual Meeting of Shareholders.
2.	The amendment of the Certificate of Incorporation to establish an Independent Transaction Committee of the Company’s Board of Directors, which we are required to submit to you pursuant to the Stipulation.
3.	The amendment of the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, which we are required to submit to you pursuant to the Stipulation.
4.	The amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, which we are required to submit to you pursuant to the Stipulation.
5.	The approval of the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan.
6.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
7.	The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.
8.	Any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is May 26, 2021. Only shareholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,
/s/ Cabell H. Lolmaugh

Cabell H. Lolmaugh
Chief Executive Officer, President and Director
Plymouth, Minnesota

May 28, 2021

You are cordially invited to attend the Annual Meeting virtually. For more information about the virtual meeting format, please see instructions in the attached proxy statement. Whether or not you expect to attend the Annual Meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in the proxy statement accompanying this Notice. If you received a proxy card and voting instructions by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. Any shareholder attending the virtual Annual Meeting may vote online during the Annual Meeting, even if you already returned a proxy card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JULY 20, 2021:

The Proxy Statement and Fiscal 2020 Annual Report to Shareholders are

available at www.proxyvote.com

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	8
Directors and Nominees	8
Information Regarding the Board of Directors and Corporate Governance	10
Committees of the Board of Directors	13
PURPOSES OF THE AMENDMENTS OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS AS DESCRIBED IN PROPOSALS 2-4	17
PROPOSAL 2 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO ESTABLISH INDEPENDENT TRANSACTION COMMITTEE	18
Description of the Amendment of the Certificate of Incorporation to Establish the Transaction Committee	18
Anti-Takeover Effects of the Amendment to the Certificate of Incorporation	19
Proxies	19
Procedure for Implementing the Amendment to the Certificate of Incorporation	19
Unbundling with Other Proposals	19
PROPOSAL 3 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO REQUIRE “MAJORITY OF THE PUBLIC SHAREHOLDERS” VOTE FOR CERTAIN SUBSEQUENT CHANGES TO CERTIFICATE OF INCORPORATION AND BYLAWS	20
Description of the Amendment of the Certificate of Incorporation to Require a “Majority of the Public Shareholders” Vote	20
Anti-Takeover Effects of the Amendment to the Certificate of Incorporation	20
Proxies	20
Procedure for Implementing the Amendment to the Certificate of Incorporation	21
Unbundling with Other Proposals	21
PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF BYLAWS TO REQUIRE “MAJORITY OF THE PUBLIC SHAREHOLDERS” VOTE FOR CERTAIN SUBSEQUENT CHANGES TO CERTIFICATE OF INCORPORATION AND BYLAWS	22
Description of the Amendment and Restatement of the Bylaws to Require a “Majority of the Public Shareholders” Vote	22
Anti-Takeover Effects of the Amendment and Restatement of the Bylaws	22
Proxies	22
Procedure for Implementing the Amendment and Restatement of the Bylaws	23
Unbundling with Other Proposals	23
PROPOSAL 5 — APPROVAL OF THE 2021 OMNIBUS EQUITY INCENTIVE PLAN	24
Introduction	24
Key Considerations in Adoption of the 2021 Plan	24
Equity Grant Practices	24
Key Features of the 2021 Plan	25
Summary of the Plan	26
Federal Income Tax Consequences.	29
Plan Benefits	30
PROPOSAL 6 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
Principal Accountant Fees and Services	31
Pre-Approval Policies and Procedures	31
PROPOSAL 7 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	33
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	34
EXECUTIVE COMPENSATION	35
Compensation Discussion and Analysis	35
Compensation Committee Report	40
Summary Compensation Table for Fiscal 2020	41
Grants of Plan-Based Awards for Fiscal 2020	43
Offer Letter Agreements	43
Non-Equity Incentive Plan Compensation	45

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED APRIL 28, 2021

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Telephone: (763) 852-2950

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 20, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Tile Shop Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on Tuesday, July 20, 2021, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online, at www.virtualshareholdermeeting.com/TTSH2021, to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and shareholders of record access to our proxy materials over the Internet. Beneficial owners are shareholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about June 4, 2021 to our beneficial owners and shareholders of record who owned our common stock at the close of business on May 26, 2021. Beneficial owners and shareholders of record will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and shareholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and shareholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A shareholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the shareholder terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or shareholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or shareholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available electronic versions of the proxy materials to shareholders even if the shareholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to our beneficial owners and shareholders of record.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on May 26, 2021 will be entitled to vote at the Annual Meeting. On the record date, there were [●] shares of our common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on May 26, 2021, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 26, 2021, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the shareholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are seven matters scheduled for a vote. Under the terms of the Stipulation of Settlement, dated as of August 7, 2020 (the “Stipulation”), memorializing the terms of the settlement of the litigation brought against the Company and certain current and former directors of the Company by K-Bar Holdings LLC and Wynnefield Capital, Inc. (the “Plaintiffs”) in the Delaware Court of Chancery (the “Action”), the Company agreed to adopt certain changes to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”) related to corporate governance. Accordingly, Proposals 2, 3 and 4 below are being submitted to you pursuant to the Stipulation.

1.	Election of Deborah K. Glasser and Linda Solheid to serve as Class III directors to hold office until the 2024 Annual Meeting of Shareholders.

2.	Amendment of the Certificate of Incorporation to establish an Independent Transaction Committee (the “Transaction Committee”) of the Board of Directors, which we are required to submit to you pursuant to the Stipulation.

3.	Amendment of the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, which we are required to submit to you pursuant to the Stipulation.

4.	Amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, which we are required to submit to you pursuant to the Stipulation.

5.	Approval of the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan (the “2021 Plan”).

6.	Ratification of the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

7.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

How do I vote?

For Proposal 1, you may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 through 7 (the amendment of the Certificate of Incorporation to establish the Transaction Committee, the amendment of the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, the amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, the approval of the 2021 Plan, the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and the advisory vote on named executive officer compensation), you may vote “For” or “Against,” or abstain from voting, on each proposal.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

•	To attend the Annual Meeting and vote online during the Annual Meeting, you must enter the 16-digit control number found on your proxy card or Notice, as applicable, at the time you log into the meeting at www.virtualshareholdermeeting.com/TTSH2021.

•	If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 19, 2021, to be counted.

•	To vote over the Internet, go to www.proxyvote.com to complete an electronic proxy card. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 19, 2021, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Please follow the instructions at www.virtualshareholdermeeting.com/TTSH2021 in order to vote your shares during the Annual Meeting, whether you are a beneficial owner or shareholder of record. You will need the 16-digit control number provided on your proxy card, voting instruction form or Notice. We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Central Time, on July 20, 2021. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Daylight Time on July 20, 2021.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of May 26, 2021. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all of the nominees for director, “For” the approval of the 2021 Plan, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and “For” the advisory vote on named executive officer compensation. If no voting selection is made on Proposal 2, the amendment of the Certificate of Incorporation to establish the Transaction Committee, Proposal 3, the amendment of the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, or Proposal 4, the amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, your shares will not be voted on such proposal(s).

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not yet retained, but may retain, a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

•	You may attend the Annual Meeting and vote online; however, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What are “broker non-votes”?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). The effect of a broker non-vote on each proposal is discussed below. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election Class III directors, the two nominees receiving the most “For” votes (cast by the holders of shares entitled to vote on the election of directors) will be elected. Only “For” votes will affect the approval of this proposal. This proposal is considered a “non-routine” matter; however, broker non-votes will have no effect on the outcome of this Proposal 1.

•	To be approved, Proposal 2, amendment to the Certificate of Incorporation to establish the Transaction Committee, requires the affirmative vote of the holders of not less than a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter. Broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 2.

•	To be approved, Proposal 3, amendment to the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter. Broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 3.

•	To be approved, Proposal 4, amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter. Broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 4.

•	To be approved, Proposal 5, approval of the 2021 Plan, must receive a “For” vote from a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter; however, broker non-votes will have no effect on the outcome of this Proposal 5.

•	To be approved, Proposal 6, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, must receive a “For” vote from a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “routine” matter; as such, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on Proposal 6. Any broker non-votes will have no effect on the outcome of this Proposal 6.

•	To be approved, Proposal 7, advisory approval of named executive officer compensation, must receive a “For” vote from a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter; however, broker non-votes will have no effect on the outcome of this Proposal 7. However, this proposal is an advisory vote, which means that the vote is not binding on us, the Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

What will happen if Proposal(s) 2, 3 and/or 4 are not approved by our shareholders?

Proposals 2, 3 and 4 are separate from each other, and no proposal is contingent on another proposal. Your vote on one of these proposals does not affect your vote on the other proposals. You can vote “For” or “Against,” or “Abstain” from voting on, any of these proposals.

If any of Proposals 2, 3 or 4 is not approved by our shareholders at the Annual Meeting, we will implement the proposals that are approved.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

Does the Stipulation require any officers or directors to vote a certain way on the Annual Meeting proposals?

The Stipulation requires the Excluded Individuals (defined below), which includes three directors (Peter J. Jacullo III, Peter H. Kamin and Cabell Lolmaugh), to vote their shares of common stock to approve each of Proposals 2, 3 and 4.

The Stipulation also requires Messrs. Jacullo and Kamin, in any shareholder vote, to vote their shares of common stock purchased by them or their affiliated entities between October 23, 2019 and November 9, 2019 (“Kamin and Jacullo Post-Announcement Shares”) in the same proportion as the vote of shares held by the Outside Shareholders (defined below) for a period of three years from the date of purchase of the respective Kamin and Jacullo Post-Announcement Shares. Any shares sold by Messrs. Jacullo or Kamin in open market transactions with unaffiliated persons will be deemed, respectively, Kamin and Jacullo Post-Announcement Shares, until all such shares have been disposed of.

“Outside Shareholders” means the Company’s public shareholders excluding Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow and Philip B. Livingston (certain of our current and former directors who were individual defendants in the Action) (collectively, the “Excluded Individuals”) and the Company, any director or officer of the Company and their immediate family members, affiliates, or entities they control and the employees thereof.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are virtually present at the Annual Meeting or represented by proxy. On the record date, there were [●] shares outstanding and entitled to vote. Thus, the holders of [●] shares must be virtually present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Proxies marked “Abstain” as well as broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares virtually present at the Annual Meeting or represented by proxy, or, if no shareholder is present, the chairman of the Annual Meeting, may adjourn the Annual Meeting to another date.

How can I attend the Annual Meeting?

We are holding the Annual Meeting in a virtual-only meeting format as a best practice in light of the continuing COVID-19 pandemic, as well as in an effort to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from any location, at no cost. You will not be able to attend the Annual Meeting at a physical location.

If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date (May 26, 2021), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/TTSH2021 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/TTSH2021 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the Annual Meeting. You may access and log in to www.virtualshareholdermeeting.com/TTSH2021 beginning at 9:45 a.m. Central Daylight Time on July 20, 2021. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time on July 20, 2021. If you experience any technical difficulties during the Annual Meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

If you have any questions about the Annual Meeting, please contact Tile Shop’s Investor Relations Department by email at investorrelations@TileShop.com or by telephone at 763-852-2978.

How will the Annual Meeting be conducted?

The Annual Meeting will be conducted in a virtual-only meeting format. An Annual Meeting program containing rules of conduct for the Annual Meeting will be provided to attendees at www.virtualshareholdermeeting.com/TTSH2021. Only shareholders who logged in to the Annual Meeting by entering the 16-digit control number found on their proxy card, voter instruction form, or Notice, as applicable, may vote and ask questions at the Annual Meeting. This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with the 16-digit control number. Questions may be submitted in real time during the Annual Meeting by shareholders who have logged in to the Annual Meeting with the 16-digit control number through www.virtualshareholdermeeting.com/TTSH2021. We expect to respond to questions during the Annual Meeting, and may also respond to questions on an individual basis or by posting answers on our investor relations website after the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are shareholder proposals due for the 2022 Annual Meeting?

Any appropriate proposal submitted by a shareholder and intended to be included in our proxy statement and related proxy and presented at the 2022 Annual Meeting must be submitted in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441, and received no later than February 4, 2022. A shareholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Although the Board will consider shareholder proposals, we reserve the right to omit from our proxy statement, or to recommend shareholders vote against, shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Additionally, pursuant to the advance notice provisions of our Bylaws, as authorized by applicable state law, in order for shareholders to present director nominations or other business at the 2022 Annual Meeting, a shareholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than March 22, 2022 and no later than the close of business on April 21, 2022 and must be in a form that complies with the requirements set forth in our Bylaws. You are advised to review our Bylaws for these requirements.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected, subject to the director’s earlier death, resignation or removal. The Stipulation provides that the Board shall be no larger than six total members over the next three years.

Our Board is currently composed of six members: Peter J. Jacullo III, Peter H. Kamin, Deborah K. Glasser, Linda Solheid, Mark J. Bonney and Cabell H. Lolmaugh. The term of office of the Class III directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee recommended to the Board, and the Board has set, the number of Class III directors at two and has nominated Deborah K. Glasser and Linda Solheid for election as Class III directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees will serve until the 2024 Annual Meeting and until her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on the election of directors. The two nominees receiving the most “For” votes (from the holders of shares virtually present or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above. If, prior to the Annual Meeting, it should become known that any of the nominees will be unwilling or unable to serve as a director after the Annual Meeting by reason of resignation, death, incapacity or other unexpected occurrence, the proxies will be voted “For” such substitute nominee as is determined by the Board or, alternatively, not voted for any nominee. The Board has no reason to believe that any nominee will withdraw or be unable to serve.

The following is a brief biography for the nominees for Class III director and each person whose term of office as a Class I and Class II director will continue after the Annual Meeting. Ages in the table are as of May 26, 2021.

Name	Age	Position
Class I Directors (Term Expires at 2022 Annual Meeting):
Peter J. Jacullo III	66	Director
Cabell H. Lolmaugh	42	Director, Chief Executive Officer and President
Class II Directors (Term Expires at 2023 Annual Meeting):
Peter H. Kamin	59	Director, Chairman of the Board
Mark J. Bonney	67	Director
Class III Director Nominees (Term Expiring at Annual Meeting):
Deborah K. Glasser	53	Director
Linda Solheid	61	Director

Directors and Nominees

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2024 Annual Meeting

Deborah K. Glasser has served as a member of our Board since July 2020. Ms. Glasser previously served as Director of Marketing, Communications and Special Events for Jewish Family & Children’s Services of Northern New Jersey, from 2018 through January 2020. Prior to that, Ms. Glasser held a variety of senior marketing operations positions, including as Senior Director at TRANZACT, a Willis Towers Watson company that provides marketing solutions for insurance companies, from 2015 to 2017; Marketing Director at Tata Global Beverages Limited (now Tata Consumer Products Limited), a consumer products company with a portfolio that includes tea and coffee, from 2007 to 2011; Senior Director at Starwood Hotels & Resorts from 2004 to 2005; and as, among other roles, Senior Product Manager and Associate Director at Colgate-Palmolive Company, a global consumer products company focused on oral care, personal care, home care and pet nutrition, from 1996 to 2004. In addition, Ms. Glasser was the Founder of MarketGWB, LLC, where she served as a self-employed marketing and strategy consultant, from 2011 to 2015. Previously, Ms. Glasser was an Employee Benefits and Compensation consultant with Price Waterhouse from 1992 to 1994. Ms. Glasser holds a B.A. in Economics from Cornell University and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Ms. Glasser is qualified to serve on our Board due to her operating and management experience and her expertise in sales and marketing.

Linda Solheid has served as a member of our Board since July 2020. Ms. Solheid previously served at Room & Board, a privately-held retailer of modern furniture and home decor, including as Chief Information Officer from January 2016 until her retirement in December 2019 and Director of Technology from July 2007 through December 2015. During her tenure with Room & Board, Ms. Solheid was responsible for creating a unified multi-channel customer experience. Prior to joining Room & Board, Ms. Solheid held various information technology leadership positions, including as Director of Enterprise Business Applications with G&K Services, a service-focused market leader of branded uniform and facility services programs which was acquired by Cintas Corporation in March 2017, from April 2005 through July 2007; Director of Global Business Applications with H.B. Fuller, a leading global adhesives provider, from December 2003 through April 2005; and Director of Information Technology with CenterPoint Energy, an electric and natural gas utility, from August 2001 through December 2003. Ms. Solheid also previously served in a variety of roles at CIGNA Behavioral Health, which provides behavioral health services, from April 1991 to August 2001, including as Chief Information Officer and Director of Business Systems. Ms. Solheid received a B.A. degree in Sociology from the University of Minnesota and a Master’s Degree in Software Design and Development from the University of St. Thomas. We believe Ms. Solheid is qualified to serve on our Board due to her extensive experience leading the information technology function in the consumer retail industry.

Class I Directors Continuing In Office Until the 2022 Annual Meeting

Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop, LLC’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately-held companies. Previously, Mr. Jacullo was a Vice President and Director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. Mr. Jacullo holds a B.A. in Economics from Johns Hopkins University and an M.B.A. from the University of Chicago. We believe that Mr. Jacullo is qualified to serve on our Board in light of the continuity that he provides on our Board and his experience as a professional investor.

Cabell H. Lolmaugh has been our Chief Executive Officer and President and a member of our Board since January 1, 2019. From February 2018 through December 2018, Mr. Lolmaugh was our Senior Vice President and Chief Operating Officer. Mr. Lolmaugh previously served as our Vice President, Retail Stores from October 2017 until February 2018, as our Director-Talent Development, leading our store training programs and strategy, from January 2016 until October 2017, and as our Director of Pro Services, leading our professional customer strategy, from July 2014 through January 2016. Mr. Lolmaugh served in numerous key roles at a store level from January 2002 through July 2014. Prior to joining us, Mr. Lolmaugh served in the United States Marine Corps. We believe that Mr. Lolmaugh is qualified to serve on our Board in light of his role as our Chief Executive Officer and the connection he provides to the day-to-day operational management.

Class II Directors Continuing In Office Until the 2023 Annual Meeting

Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop, LLC’s board of managers from January 2012 to August 2012. Mr. Kamin is the founder of 3K Limited Partnership, a family limited partnership, and has served as its Managing Partner since January 2012. For the 11 years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. ValueAct Capital grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P., a limited partnership organized to make investments in a select number of domestic public and private companies. Since June 2019, Mr. Kamin has served as a director and member of the audit committee and chair of the nominating and corporate governance committee of IAA, Inc., a publicly-traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc. Mr. Kamin is also a director of several privately-held companies. From May 2012 to October 2019, Mr. Kamin served as a director of MAM Software Group, Inc., then a publicly-traded provider of business automation and ecommerce solutions for the automotive aftermarket. Mr. Kamin holds a B.A. in Economics from Tufts University and an M.B.A. from the Harvard University Graduate School of Business. Mr. Kamin is a trustee of Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly-traded companies and his substantial experience as an investor.

Mark J. Bonney has served as a member of our Board since July 2020. Mr. Bonney currently serves as President and CEO of On Board Advisors, LLC, a financial and strategic advisory firm. Mr. Bonney previously served as a director of SeaChange International, Inc., a publicly-traded provider of end-to-end video delivery and management software solutions for cable wireless, OTT and other content providing enterprises, from August 2017 through December 2019, including as Executive Chair from April 2019 through October 2019, during which time he also served as principal executive officer, and Independent Chairman from October 2019 through December 2019. From May 2018 until its merger with Taptica, PLC on April 1, 2019, he served as President and Chief Executive Officer and a director of RhythmOne plc, a publicly-traded provider of multi-screen digital advertising solutions. Mr. Bonney also served as the Interim Chief Financial Officer of RhythmOne from February 4, 2019 to April 1, 2019. Prior to that, Mr. Bonney served as President and Chief Executive Officer of MRV Communications, Inc., a publicly-traded supplier of network equipment to the telecommunications industry, from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017. Mr. Bonney previously served as a director of Sigma Designs, Inc., a provider of high performance system-on-a-chip semiconductor solutions enabling the convergence of the smart home, from August 2012 through August 2015; Executive Vice President and Chief Financial Officer of Direct Brands, Inc., a direct to consumer media company, from 2010 to 2012; vice president and general manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”), an optical technologies and telecommunications firm, from 2008 to 2010; and Executive Vice President and Chief Financial Officer of American Bank Note Holographics, Inc. (“ABNH”), an optical security device company, from 2005 to 2008, before the company’s sale to JDSU. Mr. Bonney also served as an outside director and chairman of the audit committee of ABNH from 2003 until 2005. Mr. Bonney has also previously held executive roles with technology companies, including President, Chief Operating Officer and a director of Axsys Technologies, Inc., a manufacturer of components and subsystems for aerospace, defense, data storage, medical and other high technology applications, from 1999 to 2002, and Chief Financial Officer of Zygo Corporation, a manufacturer of metrology measurement and control systems and optical components for semiconductor, data storage and industrial markets, from 1993 to 1999. Since January 2013, Mr. Bonney has served on the board of directors of Zix Corporation, a publicly-traded provider of cloud email security solutions. Mr. Bonney holds a B.S. in Business from Central Connecticut State University and an M.B.A. from the University of Hartford. We believe that Mr. Bonney is qualified to serve on our Board due to his significant experience in business and finance and his substantial experience as a director of a variety of public companies.

VOTE REQUIRED

The Board recommends that you vote “For” each of the nominees to the Board set forth in this Proposal 1. Under our Bylaws, the election of each nominee requires the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote on the election of directors. “Withhold” votes and broker non-votes will have no effect on the outcome of this proposal.

Information Regarding the Board of Directors and Corporate Governance

Nasdaq Listing

As previously reported, on February 2, 2021, the Board unanimously voted to form a special committee (the “Special Committee”) comprised of Mark J. Bonney, Linda Solheid and Deborah Glasser, three of its independent directors, to evaluate, and to make a recommendation to the Board regarding, potential relisting of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”). Thereafter, the Special Committee undertook a thorough and deliberate process to evaluate the potential benefits, costs, burdens, and process associated with applying for listing and listing our common stock with Nasdaq, and the Special Committee unanimously recommended that the Board authorize the Company to apply to list its common stock on Nasdaq. On March 1, 2021, after receiving the recommendation of the Special Committee, and evaluating the potential benefits, costs, burdens, and process associated with applying for listing and listing of our stock on Nasdaq, the Board unanimously voted to authorize us to apply for listing of our common stock with Nasdaq. Our common stock is currently quoted on the Pink tier of the OTC Markets under the symbol “TTSH”. We have submitted our listing application and will be working diligently to respond to any questions posed by Nasdaq’s representatives in a timely manner. We caution our shareholders and others considering trading our securities that there is no assurance that Nasdaq will approve our listing application.

Independence of the Board of Directors

As required under Nasdaq rules and regulations, a majority of the members of a company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board determined that Messrs. Bonney, Jacullo and Kamin and Mss. Glasser and Solheid do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable SEC rules and regulations and Nasdaq listing requirements and rules. The Board also determined that Todd Krasnow and Philip B. Livingston, who served on the Board during 2020, were independent under the same standards. Mr. Lolmaugh, our Chief Executive Officer and President, is not an independent director by virtue of his employment with us.

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting our strategic direction and managing our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction by the Chief Executive Officer.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each, and receives regular reports from members of senior management on areas of material risk to us, including without limitation operational, financial, legal, regulatory, human capital, information technology, security, environmental, strategic and reputational risks. In addition, management and the Board have focused on risks relating to, and impact on us from, the COVID-19 pandemic during the last 12 months, and will continue to do so while the pandemic is ongoing. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies, plans and arrangements, as well as our strategies related to human capital management. The Compensation Committee addresses risk by monitoring regulatory compliance with respect to compensation matters and by setting compensation in a manner that encourages accountability and is within our range of risk tolerance. The Compensation Committee is not presently aware of any information that would lead it to believe that risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. The Audit Committee oversees our internal controls, conducts a regular review of our policies and processes with respect to risk assessment and risk management, including guidelines and policies to govern the processes by which our exposure to risk is handled, and oversees any transactions we may have with related persons in order to manage risks relating to potential conflicts of interest. The Audit Committee also reviews our enterprise risk management assessment and ensures appropriate oversight of ongoing efforts to address those risks. The Nominating and Corporate Governance Committee manages risks associated with the composition and independence of the Board and matters covered by our Code of Business Conduct and Ethics (described below). The Nominating and Corporate Governance Committee also oversees succession planning for senior executives in order to manage transitions and the risks associated with an unplanned vacancy, as well as our environmental, safety, sustainability and corporate social responsibility policies, objectives and practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility. The Board believes that its role in risk oversight does not affect the Board’s leadership structure.

In addition, like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Audit Committee, with input from management, assesses our cybersecurity threats and the measures implemented by us to mitigate and prevent cyberattacks. The Audit Committee consults with management regarding ongoing cybersecurity initiatives, and requests management report to the Audit Committee regularly on their assessment of our cybersecurity program and risks.

Human Capital

We believe that our employees are our strongest competitive advantage and the high-quality service that they provide sets us apart from others in our industry. Our principal human capital objectives are to attract, develop and retain people who are committed to our goal of providing the best service in our industry. To support these objectives, our human resources programs seek to:

•	Reward our employees through highly competitive total compensation and benefit programs designed to reward exceptional performance, promote teamwork and support our employees’ total wellbeing.

•	Provide development opportunities to enhance sales skills, product knowledge, exposure to the latest design trends, safety, teamwork and leadership.

•	Enhance our culture through efforts aimed at making our workplace more diverse, engaging, equitable and inclusive.

In response to the COVID-19 pandemic, we established a task force to develop a series of safety measures in an effort to protect our employees and our customers. The measures introduced include enhanced cleaning protocols, social distancing, temperature screenings, cloth facemasks and hand sanitizers. We have also created programs to notify our employees of a potential COVID-19 exposure and instituted a temporary leave policy.

We believe that building a strong and diverse workforce is a significant contributor to our success. Creating a culture that embraces diversity and inclusion is the key to a collaborative and winning team culture. To achieve this goal, we seek diverse talent internally and externally in an effort to achieve broader diverse representation throughout our organization. We also promote inclusion through our training and development programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on the “Investor Relations” section of our website, at investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the web address and location specified above within four business days following the date of the amendment or waiver.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly with the Board. All communications should be made via our investor relations telephone number or email address, as listed below. Email subject lines should prominently indicate whether the message is intended for the full Board, for non-management directors or for a specific director, and the Secretary will forward the communications as indicated. If no director is specified, the communication will be forwarded to the entire Board.

Tile Shop Holdings, Inc. Investor Relations

Phone: (763) 852-2978

Email: investorrelations@tileshop.com

Director Attendance at Annual Meetings of Shareholders

Directors’ attendance at the Annual Meeting provides shareholders with an opportunity to communicate with directors about issues affecting us. We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. All members of our Board then serving, as well as the director nominees, attended the 2020 Virtual Annual Meeting of Shareholders, other than Philip B. Livingston, whose term of service ended at the 2020 Annual Meeting.

Meetings of the Board of Directors

Our Board met eight times between January 1, 2020 and December 31, 2020. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served and which were held during the period for which they were directors or committee members during 2020. In addition, the directors often communicate informally to discuss our affairs and, when appropriate, take formal action by written consent, in accordance with our Certificate of Incorporation and Bylaws and Delaware law.

Involvement in Certain Legal Proceedings

Peter J. Jacullo III, a director, previously served as a manager and secretary of BlueEarth Biofuels, LLC, which filed for bankruptcy in May 2014 and was subsequently dissolved. Mark J. Bonney, a director, previously served as executive vice president and Chief Financial Officer of Direct Brands, Inc., a holding company, and as a director of two Canadian subsidiaries that were assigned into bankruptcy in Canada in December 2010. During 2020, the Company, the individual defendants (which include certain current and former directors) and Plaintiffs entered into the Stipulation. See “Purposes of the Amendments of the Certificate of Incorporation and the Bylaws as Described in Proposals 2-4” for further details. In addition, on January 10, 2020, our then-serving directors delivered director standstill commitments (as to purchases of shares of our common stock) to us. See “Director Compensation—Standstill Agreements” for further details.

Hedging and Pledging Policy

Under our Insider Trading Policy, all of our and our subsidiaries’ directors, officers and employees are prohibited from engaging in any hedging transactions involving our securities or equity securities of any of our subsidiaries; or, unless prior written approval has been granted by the Chief Financial Officer, holding our securities in a margin account or pledging our securities as collateral.

Committees of the Board of Directors

During the fiscal year ended December 31, 2020, the Board maintained three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides committee membership as of December 31, 2020 for each of the committees of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance
Mark J. Bonney	X*	X
Deborah K. Glasser		X	X
Peter J. Jacullo III	X	X*
Peter H. Kamin	X		X*
Cabell H. Lolmaugh
Linda Solheid	X		X

* Committee chairperson

The Board formed the Transaction Committee on October 20, 2020, which is comprised of Mr. Bonney, as chair, and Ms. Solheid. The Transaction Committee charter was adopted on October 20, 2020. For additional information, see “Proposal 2—Amendment of Certificate of Incorporation to Establish Independent Transaction Committee.”

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. Members of these committees serve until their resignation from the committee or until otherwise determined by our Board. The Board has determined that each current member of each committee meets applicable SEC and Nasdaq rules and regulations regarding “independence” and that each such member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, the audit of internal control over financial reporting and our compliance with laws and regulations to which we are subject and with our Code of Business Conduct and Ethics and Insider Trading Policy. Among other matters, the Audit Committee evaluates our independent auditor’s qualifications and independence (as required under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”)), receives from the independent auditor written disclosures regarding the auditor’s independence pursuant to applicable PCAOB requirements and discusses the independent auditor’s independence with the independent auditor. The Audit Committee also determines the engagement, retention, and compensation of the independent auditor; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; assesses the performance of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; monitors the rotation of partners of the independent auditor on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee oversees compliance with the Code of Business Conduct and Ethics, including the compliance work of our Compliance Officer; reviews and approves related person transactions; and reviews and evaluates, on an annual basis, the Audit Committee charter and performance. Our independent registered public accounting firm and management each periodically meet privately with our Audit Committee.

All of the current members of our Audit Committee, as well as all members who served on our Audit Committee during 2020, meet or met the requirements for financial literacy under Nasdaq and applicable SEC rules and regulations. Our Board has determined that Mr. Bonney is an audit committee financial expert as defined under the applicable rules of the SEC and is financially sophisticated as defined under the rules and regulations of Nasdaq. All current members of our Audit Committee, as well as all members who served on our Audit Committee during 2020, are or were independent directors as defined under Nasdaq and applicable SEC and PCAOB rules and regulations. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Audit Committee met five times between January 1, 2020 and December 31, 2020.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management and the independent auditors;

(2)	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, with and without management present; and

(3)	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditor the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC.

Mark J. Bonney, Chair

Peter J. Jacullo III

Peter H. Kamin

Linda Solheid

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees and oversees our regulatory compliance with respect to compensation matters. The Compensation Committee, at least annually, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also reviews and makes recommendations to the Board with respect to director compensation, approves the issuance of stock options, restricted stock and other awards under our equity compensation plans and oversees risks related to human capital management, including matters relating to talent acquisition, development and retention, and diversity and inclusion. The Compensation Committee reviews and prepares the necessary compensation disclosures required by the SEC. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and performance.

All of the current members of our Compensation Committee, as well as all members who served on our Compensation Committee during 2020, are or were independent under Nasdaq and applicable SEC rules and regulations. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Compensation Committee met five times between January 1, 2020 and December 31, 2020.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. All executive compensation is based on assessments of executive performance, which are prepared by the Compensation Committee and submitted to the full Board for review and discussion. All Compensation Committee recommendations regarding director compensation are subject to approval by the full Board. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee; provided, that the Compensation Committee is not permitted to delegate its responsibilities with respect to any executive compensation arrangements intended to be exempt from Section 16(b) under the Exchange Act by virtue of such arrangements being approved by a committee of “non-employee directors.”

No executive officers may be present during any Compensation Committee voting or deliberations with respect to our Chief Executive Officer’s compensation. Our Chief Executive Officer may, at the Compensation Committee’s discretion, be present during any other voting or deliberations regarding compensation of our other executive officers.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during the fiscal year ended December 31, 2020 included Messrs. Jacullo, Krasnow and Bonney and Ms. Glasser. Mr. Krasnow resigned from the Board and its committees effective March 24, 2020. None of our Compensation Committee members has ever been one of our executive officers or employees. None of our executive officers currently serves, nor during the last fiscal year served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of director candidates; and the structure and composition of our Board and committees thereof. In addition, the Governance Committee oversees our corporate governance documents, policies and procedures; approves our committee charters; contributes to succession planning; develops, and recommends to the Board, policies and procedures with regard to the nomination of directors or other corporate governance matters; and oversees the Board self-evaluation process. The Governance Committee also periodically reviews our environmental, safety, sustainability and corporate social responsibility policies, objectives and practices and reviews and assesses shareholder proposals submitted for inclusion in our proxy statement. Additionally, the Governance Committee reviews and evaluates, on an annual basis, the Governance Committee charter and performance.

All of the current members of our Governance Committee, as well as all members who served on our Governance Committee during 2020, are or were independent under Nasdaq rules and regulations. The Governance Committee operates under a written charter, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Governance Committee met four times between January 1, 2020 and December 31, 2020.

The Governance Committee considers the following criteria, among other criteria that it deems appropriate, in recommending candidates for service on the Board:

•	Personal and professional integrity;

•	Experience in corporate management, such as service as an officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company;

•	Experience in our industry;

•	Experience as a member of the board of directors of another publicly held company;

•	Academic expertise in our area of operations;

•	Practical and mature business judgment, including the ability to make independent analytical inquires; and

•	The manner in which a candidate’s appointment to the Board would impact the overall composition of the Board with regard to diversity of viewpoint, professional experience, education, skill, race, ethnicity, gender identity, sexual orientation, and national origin.

In assessing director candidates, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. The Governance Committee does not have a formal diversity policy, however that term may be defined, and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. However, it recognizes that having a diverse Board with a variety of viewpoints provides a more comprehensive decision-making process and reflects an increased emphasis on gender and diversity parity by investors. To advance our goal of promoting Board diversity, the Governance Committee, and any search firm retained by the Governance Committee, includes in its list of director candidates for potential recommendation to the Board one or more qualified women and minority candidates. Our commitment is reflected, in part, by our current Board composition, which includes two women out of six directors. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee assesses the independence of the nominee under applicable SEC rules and regulations and Nasdaq listing standards. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.

To nominate a director for the 2022 Annual Meeting, shareholders must submit such nomination in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441 no later than the close of business on April 21, 2022, nor earlier than March 22, 2022. You are advised to review our Bylaws for requirements relating to director nominees.

PURPOSES OF THE AMENDMENTS OF THE CERTIFICATE OF INCORPORATION AND THE
BYLAWS AS DESCRIBED IN PROPOSALS 2-4

The Company was a nominal defendant and certain current and former directors were individual defendants in the Action brought by the Plaintiffs, in the Delaware Court of Chancery, in November 2019. Plaintiffs pleaded the Action as a derivative claim on behalf of the Company and also on behalf of a putative class of certain holders of the Company’s common stock as of October 18, 2019 (the “Putative Class”). Plaintiffs alleged breaches of fiduciary duty in connection with, among other things, the Company’s decision to delist from Nasdaq and deregister its common stock under the Exchange Act. On June 30, 2020, the Company, the individual defendants, and Plaintiffs reached an agreement to settle all claims in the Action, which was documented in the Stipulation. Among other terms, the Stipulation provided for a settlement fund of $12.0 million, which was funded by the Company’s insurers, to be distributed to members of the Putative Class pursuant to an allocation and claims distribution process proposed by Plaintiffs and approved by the Court. The Stipulation was approved by the Court on October 12, 2020. The Court also granted Plaintiffs’ counsel a $2.7 million award of attorneys’ fees in connection with the settlement of the derivative claims. The Company’s insurers funded the fee award to Plaintiffs’ attorneys.

The Stipulation further includes the following terms:

•	Messrs. Jacullo, Kamin and Rucker agreed to extend their standstill commitments (as further described under “Director Compensation—Standstill Agreements”) until at least June 1, 2023;

•	The Company will continue to provide OTC disclosure at or above the level characterized as “Pink Sheet: Current Tier” until the earlier of three years after the effective date of the Stipulation or until such time as the individual defendants no longer serve on the Board;

•	All shares purchased by Messrs. Kamin and Jacullo or entities affiliated with them between October 23 and November 8, 2019 shall be voted in the same proportion as the vote of shares held by Outside Shareholders (as defined below) for three years from the date of purchase or until sold;

•	The Company’s Insider Trading Policy shall be modified to extend to two full trading days the period before insiders can begin trading after a public announcement of material information;

•	Subject to shareholder approval, the Certificate of Incorporation and the Bylaws will be amended to expand the approval rights of public shareholders who are not directors and officers and to establish the Transaction Committee, which shall initially be comprised of Mr. Bonney and Ms. Solheid;

•	Mr. Bonney shall serve as the chair of the Audit Committee and the Transaction Committee for a period of three years; and

•	Mutual releases between Plaintiffs, the settlement class, the Company and the individual defendants.

As noted above, under the terms of the Stipulation, the Company agreed to adopt certain changes to the Certificate of Incorporation and the Bylaws related to corporate governance. Our Board has unanimously approved an amendment to the Certificate of Incorporation to establish the Transaction Committee and amendments to the Certificate of Incorporation and the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws and has unanimously recommended that such amendments be presented to our shareholders at the Annual Meeting. A form of the Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) is included as Appendix A to this proxy statement, and a form of the Amended and Restated Bylaws is included as Appendix B to this proxy statement.

PROPOSAL 2 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO ESTABLISH
INDEPENDENT TRANSACTION COMMITTEE

Our Board has unanimously approved the amendment to the Certificate of Incorporation to establish the Transaction Committee and has unanimously recommended that such amendment be presented to our shareholders at the Annual Meeting. The specific amendments to the Certificate of Incorporation that are necessary to make these changes are included in the Certificate of Amendment, a form of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

Description of the Amendment of the Certificate of Incorporation to Establish the Transaction Committee

As required by the Stipulation, the amendment to the Certificate of Incorporation as described in this Proposal 2 adds a new Article X establishing the Transaction Committee empowered to review, assess and negotiate Company transactions requiring Board approval, involving any of the following, and with such other powers and authorities as set forth in the Stipulation and as to the extent set forth therein:

(1)	a material change in the Company’s capitalization or corporate structure, including any recapitalization, material share issuance or repurchase, and any stock split or reverse stock split, to the extent such transaction affects the rights or interests of directors differently from the Outside Shareholders (as defined below);

(2)	any proposed change to the structure of the Board, including (i) the number of members on the Board; (ii) the terms served by any member of the Board; or (iii) the staggered structure of the Board;

(3)	any “Related Party Transaction,” which is defined as any transaction with a value in excess of $500,000.00 between the Company and any director or officer of the Company or their respective family members or affiliates. Related Party Transactions also include any transaction between the Company and any Excluded Individual (as defined below) or their respective family members or affiliates with a value in excess of $500,000.00, excluding those transactions that are offered to all shareholders on identical terms and routine transactions authorized by the Bylaws (e.g., the payment of reasonable expenses relating to Board service); and

(4)	any deregistration of the Company’s securities.

“Outside Shareholders” means the Company’s public shareholders excluding Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow and Philip B. Livingston (certain of our current and former directors who were individual defendants in the Action) (collectively, the “Excluded Individuals”) and the Company, any director or officer of the Company and their immediate family members, affiliates, or entities they control and the employees thereof.

The amendment provides that approval of the Transaction Committee shall be required for any of the above-specified transactions or actions, but shall not replace or supersede any requirement that a majority of the entire Board must also approve a given transaction or action.

The amendment further provides that each member of the Transaction Committee shall be appointed by the Board and shall serve until his or her resignation or until otherwise determined by the Board. The Transaction Committee is required to be initially comprised of Mr. Bonney and Ms. Solheid, and neither of them may be involuntarily removed as a member of the Transaction Committee during their term as directors of the Company. Further, the amendment provides that for a period of at least three years, the members of the Transaction Committee shall not include any of the Excluded Individuals or any of their affiliates or their immediate family members.

Our Board has formed the Transaction Committee and appointed Directors Bonney and Solheid as members of the Transaction Committee, with Director Bonney serving as Committee Chair.

This summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment attached hereto as Appendix A.

Anti-Takeover Effects of the Amendment to the Certificate of Incorporation

Requiring approval of certain transactions by the Transaction Committee and/or a “majority of the public shareholders” vote may deter third parties, which may include our current or former directors or officers (or parties affiliated with them) who are the intended subjects of these provisions in the Stipulation, from proposing transactions covered by such approval requirements. Such approval requirements may further deter, delay, and/or make it more difficult to complete such transactions even when some or a substantial portion of our shareholders may otherwise consider them to be in their best interests and in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our common stock. In addition, such approval requirements may deter, delay, and/or make it more difficult to complete any such transactions or certain other corporate actions, such as de-staggering of the Board, that might otherwise make a change of control easier to accomplish.

We are not aware of any present or threatened third-party plans to gain control of the Company, and this Proposal 2 is not being recommended in response to any such plan or threat.

Proxies

If no voting selection is made on a proxy received in response to this solicitation, the shares will not be voted on such proposal.

Procedure for Implementing the Amendment to the Certificate of Incorporation

If this Proposal 2 receives the required vote but Proposal 3 does not, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware reflecting only the amendment to the Certificate of Incorporation to establish the Transaction Committee. If both Proposal 2 and Proposal 3 are approved, we will file a single amendment reflecting the amendments set forth in the Certificate of Amendment in Appendix A. The Certificate of Amendment will be effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment, which we intend to file promptly after shareholder approval is obtained. Our Board may abandon the proposed amendments and the Certificate of Amendment before or after adoption and approval by our shareholders at any time prior to the effectiveness of the Certificate of Amendment, subject to the obligations under the Stipulation.

Unbundling with Other Proposals

Our Board has formed the Transaction Committee and appointed Mr. Bonney and Ms. Solheid as members of the Transaction Committee, with Mr. Bonney serving as Committee Chair.

This Proposal 2 is separate from Proposals 3 and 4, and no proposal is contingent on another proposal. Your vote on Proposal 2 does not affect your vote on Proposals 3 and 4. You can vote “For” or “Against,” or “Abstain” from voting on, any of these proposals.

If any of Proposals 2, 3 or 4 is not approved by our shareholders at the Annual Meeting, we will implement the proposals that are approved.

VOTE REQUIRED

The Board makes no voting recommendation as to Proposal 2.

Under the terms of the Certificate of Incorporation and the Delaware General Corporation Law (the “DGCL”), approval of the amendment to the Certificate of Incorporation to establish the Transaction Committee requires the affirmative vote of the holders of not less than a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. This proposal is considered a “non-routine” matter. Abstentions and broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 2.

Pursuant to the Stipulation, the Excluded Individuals, who, in the Company’s estimate (based on the filings with the SEC) hold approximately 35.5% of our common stock, and the Plaintiffs are required to vote “For” Proposal 2. In addition, our executive officers, directors and director nominees, whom we expect to vote “For” Proposal 2, hold approximately 0.9% of our common stock (excluding the holdings of the three directors who are included with the other Excluded Individuals in the preceding sentence).

PROPOSAL 3 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO REQUIRE “MAJORITY
OF THE PUBLIC SHAREHOLDERS” VOTE FOR CERTAIN SUBSEQUENT CHANGES TO
CERTIFICATE OF INCORPORATION AND BYLAWS

Our Board has unanimously approved the amendment to the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws and has unanimously recommended that such amendment be presented to our shareholders at the Annual Meeting. The specific amendments to our Certificate of Incorporation that are necessary to make these changes are included in the Certificate of Amendment, a form of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

Description of the Amendment of the Certificate of Incorporation to Require a “Majority of the Public Shareholders” Vote

As required by the Stipulation, the amendment to the Certificate of Incorporation as described in this Proposal 3 amends Article XI (renumbered from Article X) to provide that approval by the affirmative vote of a majority of the Outside Shareholders is required to effect any subsequent change to the Certificate of Incorporation or the Bylaws, which affects the rights or interests of any directors (unless to an immaterial degree) differently from our shareholders who are not directors. Such changes include, without limitation, any reduction in the scope of the responsibilities of the Transaction Committee and modifications to the membership of the Transaction Committee.

“Outside Shareholders” means the Company’s public shareholders excluding the Excluded Individuals, consisting of Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow and Philip B. Livingston (certain of our current and former directors who were individual defendants in the Action), and the Company, any director or officer of the Company and their immediate family members, affiliates, or entities they control and the employees thereof.

The amendment also amends Section 7 of Article IX of the Certificate of Incorporation, which relates to Bylaw amendments, to provide that approval by the affirmative vote of a majority of the Outside Shareholders is required to effect any subsequent change to the Bylaws, which affects the rights or interests of any directors (unless to an immaterial degree) differently from our shareholders who are not directors.

This summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment attached hereto as Appendix A.

Anti-Takeover Effects of the Amendment to the Certificate of Incorporation

Requiring approval of certain transactions by the Transaction Committee and/or a “majority of the public shareholders” vote may deter third parties, which may include our current or former directors or officers (or parties affiliated with them) who are the intended subjects of these provisions in the Stipulation, from proposing transactions covered by such approval requirements. Such approval requirements may further deter, delay, and/or make it more difficult to complete such transactions even when some or a substantial portion of our shareholders may otherwise consider them to be in their best interests and in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our common stock. In addition, such approval requirements may deter, delay, and/or make it more difficult to complete any such transactions or certain other corporate actions, such as de-staggering of the Board, that might otherwise make a change of control easier to accomplish.

We are not aware of any present or threatened third-party plans to gain control of the Company, and this Proposal 3 is not being recommended in response to any such plan or threat.

Proxies

If no voting selection is made on a proxy received in response to this solicitation, the shares will not be voted on such proposal.

Procedure for Implementing the Amendment to the Certificate of Incorporation

If this Proposal 3 receives the required vote but Proposal 2 does not, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware reflecting only the amendment to the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws. If both Proposal 2 and Proposal 3 are approved, we will file a single amendment reflecting the amendments set forth in the Certificate of Amendment in Appendix A. The Certificate of Amendment will be effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment, which we intend to file promptly after shareholder approval is obtained. Our Board may abandon the proposed amendments and the Certificate of Amendment before or after adoption and approval by our shareholders at any time prior to the effectiveness of the Certificate of Amendment, subject to the obligations under the Stipulation.

Unbundling with Other Proposals

This Proposal 3 is separate from Proposals 2 and 4, and no proposal is contingent on another proposal. Your vote on Proposal 3 does not affect your vote on Proposals 2 and 4. You can vote “For” or “Against,” or “Abstain” from voting on, any of these proposals.

If any of Proposals 2, 3 or 4 is not approved by our shareholders at the Annual Meeting, we will implement the proposals that are approved.

VOTE REQUIRED

The Board makes no voting recommendation as to Proposal 3.

Under the terms of the Certificate of Incorporation and the DGCL, approval of the amendment to the Certificate of Incorporation to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting. This proposal is considered a “non-routine” matter. Abstentions and broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 3.

Pursuant to the Stipulation, the Excluded Individuals who, in the Company’s estimate (based on the filings with the SEC), hold approximately 35.5% of our common stock, and the Plaintiffs are required to vote “For” Proposal 3. In addition, our executive officers, directors and director nominees, whom we expect to vote “For” Proposal 3, hold approximately 0.9% of our common stock (excluding the holdings of the three directors who are included with the other Excluded Individuals in the preceding sentence).

PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF BYLAWS TO REQUIRE “MAJORITY OF
THE PUBLIC SHAREHOLDERS” VOTE FOR CERTAIN SUBSEQUENT CHANGES TO CERTIFICATE
OF INCORPORATION AND BYLAWS

Our Board has unanimously approved the amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws and has unanimously recommended that such amended and restated Bylaws be presented to our shareholders at the Annual Meeting. The specific amendments to our Bylaws that are necessary to make these changes are included in the Amended and Restated Bylaws, a form of which is attached to this proxy statement as Appendix B and is incorporated herein by reference.

Description of the Amendment and Restatement of the Bylaws to Require a “Majority of the Public Shareholders” Vote

As required by the Stipulation, the amendment and restatement of the Bylaws as described in this Proposal 4 adds Section 6.3 to Article VI to provide that approval by the affirmative vote of a majority of the Outside Shareholders is required to effect any subsequent change to the Certificate of Incorporation or the Bylaws, which affects the rights or interests of any directors (unless to an immaterial degree) differently from our shareholders who are not directors. Such changes include, without limitation, any reduction in the scope of the responsibilities of the Transaction Committee and modifications to the membership of the Transaction Committee.

“Outside Shareholders” means the Company’s public shareholders excluding the Excluded Individuals, consisting of Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow and Philip B. Livingston (certain of our current and former directors who were individual defendants in the Action) and the Company, any director or officer of the Company and their immediate family members, affiliates, or entities they control and the employees thereof.

The amendment also provides that Bylaw amendment provisions described in Sections 6.1 and 6.2 are subject to the addition of a “majority of the public shareholders” vote in Section 6.3 and that approval by the affirmative vote of a majority of the Outside Shareholders is required to effect any subsequent change to the Bylaws, which affects the rights or interests of any directors (unless to an immaterial degree) differently from our shareholders who are not directors.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws attached hereto as Appendix B.

Anti-Takeover Effects of the Amendment and Restatement of the Bylaws

Requiring approval of certain transactions by the Transaction Committee and/or a “majority of the public shareholders” vote may deter third parties, which may include our current or former directors or officers (or parties affiliated with them) who are the intended subjects of these provisions in the Stipulation, from proposing transactions covered by such approval requirements. Such approval requirements may further deter, delay, and/or make it more difficult to complete such transactions even when some or a substantial portion of our shareholders may otherwise consider them to be in their best interests and in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our common stock. In addition, such approval requirements may deter, delay, and/or make it more difficult to complete any such transactions or certain other corporate actions, such as de-staggering of the Board, that might otherwise make a change of control easier to accomplish.

We are not aware of any present or threatened third-party plans to gain control of the Company, and this Proposal 4 is not being recommended in response to any such plan or threat.

Proxies

If no voting selection is made on a proxy received in response to this solicitation, the shares will not be voted on such proposal.

Procedure for Implementing the Amendment and Restatement of the Bylaws

Our Board has approved the amendment and restatement of the Bylaws, subject to shareholder approval, to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws. The Stipulation also requires shareholder approval. Our Board may abandon the proposed amendments at any time prior to approval by our shareholders, subject to the obligations under the Stipulation. If this Proposal 4 is approved, the provisions regarding a “majority of the public shareholders” vote will become immediately effective.

Unbundling with Other Proposals

This Proposal 4 is separate from Proposals 2 and 3, and no proposal is contingent on another proposal. Your vote on Proposal 4 does not affect your vote on Proposals 2 and 3. You can vote “For” or “Against,” or “Abstain” from voting on, any of these proposals.

If any of Proposals 2, 3 or 4 is not approved by our shareholders at the Annual Meeting, we will implement the proposals that are approved.

VOTE REQUIRED

The Board makes no voting recommendation as to Proposal 4.

Under the terms of the Certificate of Incorporation and the Bylaws, approval of the amendment and restatement of the Bylaws to require a “majority of the public shareholders” vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting. This proposal is considered a “non-routine” matter. Abstentions and broker non-votes will have the effect of a vote “Against” on the outcome of this Proposal 4.

Pursuant to the Stipulation, the Excluded Individuals who, in the Company’s estimate (based on the filings with the SEC), hold approximately 35.5% of our common stock, and the Plaintiffs are required to vote “For” Proposal 4. In addition, our executive officers, directors and director nominees, whom we expect to vote “For” Proposal 4, hold approximately 0.9% of our common stock (excluding the holdings of the three directors who are included with the other Excluded Individuals in the preceding sentence).

PROPOSAL 5 — APPROVAL OF THE 2021 OMNIBUS EQUITY INCENTIVE PLAN

Introduction

Our Board of Directors believes that an equity-based incentive program is an important factor in attracting and retaining highly qualified key employees, non-employee directors and consultants, and that such incentives help to align the interests of those key employees, directors and consultants with the interests of our shareholders. Accordingly, on April 20, 2021, the Board of Directors unanimously adopted the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan (the “2021 Plan”), subject to approval of the 2021 Plan by our shareholders.

The 2021 Plan, if approved by our shareholders, will be the successor to the Company’s 2012 Omnibus Award Plan (the “Prior Plan” or “Omnibus Plan”). If the 2021 Plan is approved by our shareholders, no further awards will be made under the Prior Plan after the date of shareholder approval of the 2021 Plan. However, we expect to grant equity awards under the Prior Plan to the Company’s non-employee directors on the date of the Annual Meeting, and all awards granted under the Prior Plan that are outstanding on the date of shareholder approval of the 2021 Plan will remain outstanding in accordance with their terms.

Shareholders are asked to approve the 2021 Plan to authorize 3,500,000 shares of common stock for issuance under the 2021 Plan. Shareholders also are being asked to approve the 2021 Plan in order to satisfy Nasdaq rules relating to shareholder approval of equity compensation plans and to authorize the grant of stock options under the 2021 Plan that are intended to qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code.

Key Considerations in Adoption of the 2021 Plan

The Board of Directors believes that the 2021 Plan is necessary for the Company to continue to provide appropriate incentives for outstanding service and to assist in recruiting and retaining highly qualified individuals as employees, non-employee directors and consultants.

In recommending that the Board of Directors adopt the 2021 Plan, the Compensation Committee considered the Company’s historical and expected usage of equity compensation (also referred to as burn rate), the overhang resulting from the Company’s equity compensation plans, and the importance of an effective equity compensation program to the Company’s success.

The Company’s equity compensation grant practices and certain key features of the 2021 Plan are described below.

Equity Grant Practices

Burn Rate. Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of shareholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year (with full value awards adjusted to be counted on a 1.5-to-1 basis) by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

Year	Appreciation Awards (Options and SARs) Granted	Full Value Awards Granted	Adjusted Full Value Awards Granted	Total Awards Granted	Weighted Average Number of Common Shares Outstanding	Burn Rate
2020	—	1,090,759	1,636,139	1,636,139	52,089,160	3.14%
2019	334,134	781,697	1,172,546	1,506,680	50,624,309	2.98%
2018	176,380	682,646	1,023,969	1,200,349	51,907,619	2.31%
Our three-year average Burn Rate is:						2.81%

Overhang. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. The table below shows the calculation of our overhang as of April 12, 2021.

Outstanding Appreciation Awards (Options and SARs)	Weighted- Average Exercise Price	Weighted- Average Remaining Term	Outstanding Full Value Awards	Number of Shares Available for Grant	Total Shares Outstanding	Overhang
1,002,695	$10.96	4.36	1,693,794	587,053	51,932,704	6.32%

If the 2021 Plan is approved by our shareholders, the 3,500,000 shares that would be available for grant under the 2021 Plan would bring our overhang to approximately 11.93%.

Requested Shares. Based on our burn rate experience, the shares remaining available for issuance under the Prior Plan will not allow us to continue our equity program in its current format beyond 2021. Unless our shareholders approve the 2021 Plan, we may be required to increase the cash component of our compensation mix, which may inhibit our ability to align the interests of our key employees, non-employee directors and consultants with the interests of our shareholders, and to recruit, retain and incentivize key employees, non-employee directors and consultants. We believe that the shares requested under the 2021 Plan will be sufficient for the Company to continue its equity compensation program for approximately five years. However, there can be no certainty as to the future use of shares under the 2021 Plan (assuming it is approved by shareholders), because we may grant a different mix of equity awards than in the past, and because other factors, such as our share price, may affect the rate at which shares are utilized under the 2021 Plan.

Key Features of the 2021 Plan

Certain key features of the 2021 Plan are described below:

Feature	Description
Responsible Share Counting Provisions

The 2021 Plan does not permit “liberal share recycling.” Only awards that are cancelled, forfeited or paid only in cash can be added back to the 2021 Plan’s share reserve. Shares withheld to satisfy a tax withholding obligation or pay the exercise price of a stock option will not be added back to the 2021 Plan’s share reserve, and neither will any shares repurchased by the Company using stock option proceeds.

No Current Payment of Dividends or Dividend Equivalents on Unearned Full Value Awards; No Dividend Equivalents on Stock Options or SARs

Dividends and dividend equivalents will not be paid currently on any full value awards (whether vesting is performance-based or service-based) unless and until the awards become vested. Instead, any dividends or dividend equivalents on full value awards must be accumulated or deemed reinvested and paid on a deferred basis, contingent upon the vesting of the underlying award. No dividend equivalents may be paid on any stock options or stock appreciation rights.

No “Liberal” Change of Control Definition

The 2021 Plan does not include a “liberal” change of control definition, which means that a change of control must actually occur in order for the change of control provisions of the 2021 Plan to apply.

No Repricing of Stock Options or SARs

The 2021 Plan does not permit the “repricing” of stock options or stock appreciation rights without shareholder approval. This includes repricing by exchange for cash or a new or different type of award.

No Discounted Stock Options or SARs

The 2021 Plan does not permit the use of “discounted” stock options or stock appreciation rights, which means that such awards must be granted with an exercise price or base price at least equal to the fair market value per share on the date of grant.

Administered by an Independent Committee	The 2021 Plan will be administered by the Compensation Committee of the Company’s Board of Directors.

Summary of the Plan

The following provides a summary of the 2021 Plan, which is qualified in its entirety by the full text of the 2021 Plan, which is attached to this proxy statement as Appendix C and is incorporated herein by reference.

Eligibility and Types of Awards.

The 2021 Plan authorizes the grant of equity-based and cash-based compensation awards to those employees of, and consultants to, the Company and its subsidiaries who are selected by the Compensation Committee, and the 2021 Plan also authorizes the Compensation Committee to grant awards to non-employee directors of the Company. Awards under the 2021 Plan may be granted in the form of stock options, stock appreciation rights (sometimes referred to as “SARs”), restricted shares, restricted share units, performance awards and other share-based awards. If approved by shareholders, the Company’s five non-employee directors and approximately 203 employees would be eligible to be selected to receive awards under the 2021 Plan.

Administration. The Compensation Committee, which is comprised of non-employee directors, will administer awards granted under the 2021 Plan. To the extent permitted by applicable law, the Committee may delegate its authority to one or more officers or directors of the Company. Further, the Board of Directors may reserve to itself any of the Committee’s authority and may act as the administrator of the Plan.

Shares Available. Subject to adjustments as described below, the total number of shares that may be delivered under the 2021 Plan will not exceed 3,500,000 shares (all of which potentially may be issued pursuant to awards of incentive stock options). Shares tendered or withheld to pay the exercise price of a stock option or to cover tax withholding, and shares repurchased by the Company with stock option proceeds, will not be added back to the number of shares available under the 2021 Plan. Upon exercise of any stock appreciation right that may be settled in shares, the full number of shares subject to that award will be counted against the number of shares available under the 2021 Plan, regardless of the number of shares used to settle the stock appreciation right upon exercise. To the extent that any award under the 2021 Plan or any award granted under the Prior Plan prior to shareholder approval of the 2021 Plan is forfeited, canceled, surrendered, or otherwise terminated without the issuance of shares or an award is settled only in cash, the shares subject to such awards granted but not delivered will be added to the number of shares available for awards under the 2021 Plan. Shares available for awards under the 2021 Plan may consist of authorized and unissued shares, treasury shares (including shares purchased by the Company in the open market) or a combination of the foregoing.

Stock Options. Subject to the terms and provisions of the 2021 Plan, options to purchase shares may be granted to eligible individuals at any time and from time to time as determined by the Committee. Options may be granted as incentive stock options (to employees only) or as nonqualified stock options. The Committee will determine the number of options granted to each recipient. Each option grant will be evidenced by an award agreement that specifies whether the options are intended to be incentive stock options or nonqualified stock options and such additional limitations, terms and conditions as the Committee may determine, consistent with the provisions of the 2021 Plan.

The exercise price for each stock option may not be less than 100% of the fair market value of a common share on the date of grant, and each stock option shall have a term no longer than 10 years. As of [•], 2021, the fair market value per share of the Company’s common stock was $[•]. Stock options granted under the 2021 Plan may be exercised by such methods and procedures as determined by the Committee from time to time.

Stock Appreciation Rights. The Committee in its discretion may grant SARs under the 2021 Plan. A SAR entitles the holder to receive from the Company upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares that are the subject of such SAR over the aggregate exercise price for the underlying shares. The exercise price for each SAR may not be less than 100% of the fair market value of a share on the date of grant, and each SAR shall have a term no longer than 10 years.

We may make payment in settlement of the exercise of a SAR by delivering shares, cash or a combination of shares and cash as set forth in the applicable award agreement. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms and conditions as the Committee may determine, consistent with the provisions of the 2021 Plan.

Restricted Shares. Under the 2021 Plan, the Committee may grant or sell restricted shares to plan participants (i.e., shares that are subject to a substantial risk of forfeiture based on continued service and/or the achievement of performance objectives and that are subject to restrictions on transferability). Except for these restrictions and any others imposed by the Committee, upon the grant of restricted shares, the recipient generally will have rights of a shareholder with respect to the restricted shares, including the right to vote the restricted stock and to receive dividends and other distributions paid or made with respect to the restricted shares. However, any dividends payable with respect to unvested restricted shares will be accumulated or reinvested in additional restricted shares until the vesting of the award. During the applicable restriction period, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted shares. Each award of restricted shares will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms and conditions, which may include restrictions based upon the achievement of performance objectives, as the Committee may determine.

Restricted Share Units. The Committee may grant or sell restricted share units to participants under the 2021 Plan. Restricted share units constitute an agreement to deliver shares (or an equivalent value in cash) to the participant at the end of a specified restriction period and/or upon the achievement of specified performance objectives, subject to such other terms and conditions as the Committee may specify, consistent with the provisions of the 2021 Plan. Restricted share units are not common shares and do not entitle the recipients to any of the rights of a shareholder. Restricted share units will be settled, in cash or shares. Each restricted share unit award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms and conditions as the Committee may determine, which may include restrictions based upon the achievement of performance objectives.

Performance Awards. Subject to the terms and provisions of the 2021 Plan, the Committee may grant performance awards to participants. Performance awards are cash-based incentives that are earned and paid based on the achievement of performance objectives during a performance period specified in the applicable award agreement. Performance awards are settled in cash and may be subject to additional terms and conditions as specified in the award agreement, consistent with the provisions of the 2021 Plan. The performance objectives for performance awards, or other awards granted under the 2021 Plan subject to performance objectives, may include—but will not necessarily be limited to—objectives based on one or more of the following performance measures: net income; income from continuing operations; shareholder return; stock price appreciation; earnings per share (including diluted earnings per share); net operating profit (including after-tax); revenue growth; organic sales growth; return on equity; return on investment; return on invested capital (including after-tax); earnings before interest, taxes, depreciation and amortization; profit margin; operating income; operating margin; market share; return on sales; asset reduction; cost reduction; return on equity; cash flow (including free cash flow); bookings; and new product releases.

Other Share-Based Awards. The Committee may grant other share-based awards to participants under the 2021 Plan. Other share-based awards are awards that are valued in whole or in part by reference to common shares, or are otherwise based on the value of common shares, such as unrestricted shares or time-based or performance-based units that are settled in shares and/or cash. Each other share-based award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms and conditions as the Committee may determine, consistent with the provisions of the 2021 Plan.

Dividend Equivalents. As determined by the Committee in its discretion, restricted share units and other share-based awards may provide the participant with a deferred and contingent right to receive dividend equivalents, either in cash or in additional shares. Any such dividend equivalents will be accumulated or deemed reinvested until such time as the underlying award becomes vested (including, where applicable, vesting based on the achievement of performance objectives). No dividend equivalents may be granted with respect to shares underlying any stock option or SAR.

Change of Control. If a participant is a party to an employment, retention, change of control, severance or similar agreement with the Company or a subsidiary that addresses the effect of a change of control on the participant’s awards, then that agreement will control the treatment of the participant’s awards under the 2021 Plan in the event of a change of control. In all other cases, the Compensation Committee retains the discretion to determine the treatment of awards granted under the 2021 Plan in the event of a change of control. For example, the Compensation Committee may determine (without the consent of any participant) to accelerate the vesting of any award (in whole or in part), to make cash payments in cancellation of vested awards, or to cancel any stock options or SARs without consideration if the price per share in the change of control transaction does not exceed the exercise price per share of the applicable award. Except as otherwise expressly provided in any agreement between a participant and the Company or a subsidiary, if any payment to the participant in connection with a change of control would result in the imposition of an excise tax under Section 280G and 4999 of the Internal Revenue Code, such payment shall be reduced to the extent required to prevent the imposition of the excise tax.

The 2021 Plan generally defines a change of control to include: (i) the acquisition of more than 50% of the Company’s voting securities, (ii) the replacement of a majority of the incumbent members of the Board of Directors during a period of two consecutive years, (iii) a merger, sale of all or substantially of the Company’s assets or a similar transaction, unless the Company’s shareholders own more than 50% of voting securities of the resulting corporation, or (iv) shareholder approval of the liquidation or dissolution of the Company. The 2021 Plan, attached as Appendix C, contains the complete, detailed definition of change of control.

Adjustments. In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee will adjust the number and kind of shares that may be delivered under the 2021 Plan, the number and kind of shares subject to outstanding awards and the exercise price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation or liquidation, the Committee may, in its discretion, make such an equitable adjustment, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Committee, we will always round down to a whole number the number of shares subject to any award. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

The Committee, in its sole discretion, may also provide at any time for the exercisability of outstanding stock options and SARs, the lapse of time-based vesting restrictions and the satisfaction of performance objectives applicable to outstanding awards, or the waiver of any other limitation or requirement under any awards.

Transferability. Except as the Committee otherwise determines, awards granted under the 2021 Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s incapacity, by his or her guardian or legal representative. Any award made under the 2021 Plan may provide that any shares issued as a result of the award will be subject to further restrictions on transfer.

No Repricing of Stock Options or Stock Appreciation Rights. Except in connection with an adjustment involving a change in capitalization or other corporate transaction or event as provided for in the 2021 Plan, the Committee may not authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise price, and no outstanding stock option or stock appreciation right may be cancelled in exchange for stock options or stock appreciation rights having a lower exercise price, or for another award, or cancelled in exchange for cash, without the approval of our shareholders.

Compensation Recovery Policy. Awards granted under the 2021 Plan shall be subject to forfeiture or recoupment pursuant to any compensation recovery policy that the Company may adopt in the future.

Term of the 2021 Plan; Amendment and Termination. The 2021 Plan was adopted by the Company’s Board of Directors, effective on April 20, 2021, subject to approval by the Company’s shareholders, and no awards may be granted under the 2021 Plan after April 19, 2031, or such earlier date as the 2021 Plan may be terminated by the Board of Directors. The Board of Directors may, without shareholder approval, amend or terminate the 2021 Plan, except in any respect as to which shareholder approval is required by the Plan, by law, regulation or the rules of an applicable stock exchange.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2021 Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2021 Plan. The income tax consequences under applicable foreign, state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and more than one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within either of such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price.

Stock Appreciation Rights. A participant will not recognize taxable income at the time of grant of a SAR. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid upon exercise of the SAR.

Restricted Shares. A participant will not recognize taxable income at the time of grant of restricted shares, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the restricted shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the restricted shares.

Restricted Share Units. A participant will not recognize taxable income at the time of grant of a restricted share unit award. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid upon settlement of the award.

Performance Awards. Generally, participants will recognize taxable income at the time of payment of performance awards equal to the amount of cash paid under the award.

Other Share-Based Awards. Generally, participants will recognize taxable income at the time of settlement of other share-based awards, with the amount of income recognized generally being equal to the amount of cash and the fair market value of any shares delivered under the award.

Tax Deductibility of Compensation Provided Under the 2021 Plan. When a participant recognizes ordinary compensation income as a result of an award granted under the 2021 Plan, the Company may be permitted to claim a federal income tax deduction for such compensation, subject to various limitations that may apply under applicable law. As a result of those limitations, there can be no assurance that any compensation awarded or paid under the 2021 Plan will be deductible, in whole or in part. For example, Section 162(m) of the Internal Revenue Code generally disallows the deduction of compensation in excess of $1 million per year payable to certain “covered employees.” As a result, all or a portion of the compensation paid to one of our covered employees pursuant to the 2021 Plan may be non-deductible pursuant to Section 162(m).

Further, to the extent that compensation provided under the 2021 Plan may be deemed to be contingent upon a change in control, a portion of such compensation may be non-deductible by the Company under Section 280G of the Internal Revenue Code and may be subject to a 20% excise tax imposed on the recipient of the compensation.

Section 409A. Section 409A of the Internal Revenue Code imposes certain restrictions upon the payment of nonqualified deferred compensation. We intend that awards granted under the 2021 Plan will be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. However, the Company does not warrant the tax treatment of any award under Section 409A or otherwise.

This general discussion of U.S. federal income tax consequences is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2021 Plan. Different tax rules may apply to specific participants and transactions under the 2021 Plan, particularly in jurisdictions outside the United States.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of the shares reserved for issuance under the 2021 Plan with the SEC pursuant to the Securities Act of 1933, as amended, after approval of the 2021 Plan by the Company’s shareholders.

Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2021 Plan because the grant of awards under the 2021 Plan is discretionary.

VOTE REQUIRED

The Board recommends that you vote “For” the approval of the 2021 Plan. Approval of the 2021 Plan requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 6 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be virtually present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our, and our shareholders’, best interests.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP, our independent registered public accountants for both fiscal year 2020 and 2019:

	2020	2019
Audit Fees(1)	$657,800	$1,096,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	61,000	(5)
	$657,800	$1,157,000

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements.
(2)	Audit-Related Fees includes fees for services rendered in connection with accounting and reporting consultations, as well as other audits required by contract or regulation.
(3)	Tax Fees consist of fees billed in the indicated year for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work that is not included within the above category descriptions.
(5)	Relates to fees for advisory services related to the implementation of our enterprise resource planning system. These services were preapproved by the Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. Notwithstanding the foregoing, separate Audit Committee pre-approval shall not be required (a) if the engagement for services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor (the “Pre-Approval Policy”) as to matters within the scope of the Pre-Approval Policy or (b) for de minimis non-audit services that are approved in accordance with applicable SEC rules. The Audit Committee has determined that the rendering of the services other than audit services by its principal accountant is compatible with maintaining the principal accountant’s independence. For fiscal year 2020, all audit and non-audit services performed by our independent auditors were pre-approved in accordance with such pre-approval policies.

VOTE REQUIRED

The Board recommends that you vote “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. This proposal is considered a “routine” matter; as such, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on this proposal. Abstentions and any broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 7 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our shareholders with the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our shareholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2019 Annual Meeting and as accepted by the Board, we hold annual advisory votes on the compensation of the named executive officers. Shareholders are expected to have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2025 Annual Meeting of Shareholders.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory, nonbinding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2020 and the other related tables and narrative disclosures.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the vote on this proposal when making future decisions regarding executive compensation, the vote is not binding on us or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate what actions may be necessary to address our shareholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “For” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in this proxy statement. Approval of this proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers, including their ages, as of May 26, 2021. Mr. Lolmaugh’s background is described above under “Proposal 1—Election of Directors—Directors and Nominees.”

Name	Age	Position
Cabell H. Lolmaugh	42	Chief Executive Officer, President and Director
Nancy DiMattia	60	Senior Vice President and Chief Financial Officer
Mark B. Davis	41	Vice President, Investor Relations, and Chief Accounting Officer
Joseph Kinder	55	Senior Vice President, Supply Chain and Distribution

Nancy DiMattia was appointed as our Senior Vice President and Chief Financial Officer on September 6, 2019. Prior to such appointment, Ms. DiMattia provided consulting services to us from July 2019 until September 2019. Before joining us, Ms. DiMattia gained over twenty-five years of experience in financial reporting and accounting processes in positions of increasing responsibility at Virginia Tile Company. She most recently served as the Corporate Controller from 2005 until March 2019. During her tenure at Virginia Tile Company, she was responsible for establishing sound financial management, promoting effective internal accounting controls, developing and leading highly competent accounting teams, and maintaining a documented system of accounting policies and procedures. She has an Associate in Commerce degree, with a concentration in accounting, from Henry Ford College in Dearborn, Michigan.

Mark B. Davis was appointed Vice President, Investor Relations, and Chief Accounting Officer on September 6, 2019. He previously served as our Controller since 2014. Prior to joining us, Mr. Davis worked for Target Corporation for five years in various financial reporting and accounting management positions. Prior to joining Target Corporation, Mr. Davis worked for KPMG LLP for eight years, where he earned his CPA certification. Mr. Davis holds a Bachelor of Science degree in accounting and management from the University of Minnesota – Twin Cities.

Joseph Kinder was appointed our Senior Vice President, Supply Chain and Distribution on July 21, 2020. Mr. Kinder previously served as our Vice President, Purchasing and Chief Supply Chain Officer from October 2017 until July 2020 and Senior Vice President — Operations from June 2012 to July 2017. Previously, Mr. Kinder served in several roles at The Tile Shop, LLC, including as Supply Chain Manager from August 1995 until June 2012, Assistant Store Manager from March 1994 to August 1995, and as a sales person from March 1993 to March 1994. Mr. Kinder holds a B.A. in Business from the College of Saint Thomas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and decisions with respect to the compensation of our executive officers named in the “Summary Compensation Table” below and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” to whom this discussion applies are:

•	Cabell H. Lolmaugh, Chief Executive Officer and President;

•	Nancy DiMattia, Senior Vice President and Chief Financial Officer;

•	Mark B. Davis, Vice President, Investor Relations, and Chief Accounting Officer; and

•	Joseph Kinder, Senior Vice President, Supply Chain and Distribution (since July 21, 2020).

Impact of COVID-19

In light of the impact the COVID-19 pandemic has had on the global economy and retail industry and us in particular, we have taken certain measures to mitigate the financial impact of the pandemic on us, including adjusting executive officer and director compensation during the year ended December 31, 2020, as described under “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Components—Base Salary” and “—2012 Omnibus Award Plan—Cash Performance Awards,” “Executive Compensation—Offer Letter Agreements,” “Executive Compensation—Non-Equity Incentive Plan Compensation,” and “Director Compensation” in this proxy statement.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	Align compensation incentives with our corporate strategies, business, and financial objectives, and the long-term interests of our shareholders;

•	Motivate, reward and retain executives whose knowledge, skills, and performance ensure our continued success; and

•	Ensure that total compensation is fair, reasonable, and competitive.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our named executive officers has not been, and may not be, compensated with all individual compensation elements, we believe that the compensation provided to each individual named executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

We review executive compensation annually, including evaluating our philosophy and compensation program as circumstances require. As part of this review process, we apply the values and the objectives outlined above, together with consideration of the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and meets our retention objectives in light of the cost to us if we were required to replace a key employee. In addition, we consider the results of non-binding advisory votes on named executive officer compensation, commonly referred to as “say-on-pay” votes. At our 2020 Annual Meeting of Shareholders, we held a say-on-pay vote on the compensation of our named executive officers as described in the proxy statement for that meeting. Shareholders approved the compensation of the named executive officers by a favorable vote exceeding 97% of votes cast, including abstentions. We are mindful of the opinions of our shareholders and considered these results when deciding to retain our general compensation philosophy and core objectives for the upcoming fiscal year.

The Compensation Committee engages Willis Towers Watson from time to time as a compensation consultant to assist in the periodic evaluation of our executive compensation programs. During 2020, the Compensation Committee engaged Willis Towers Watson to provide market data on executive compensation levels and recommendations regarding executive compensation. The Compensation Committee took into account the information provided by the compensation consultant together with other information that the Committee deemed relevant, including the Committee’s assessments of individual executives’ performance and internal pay equity, in determining executive compensation levels for 2020. We believe that such information, together with other information obtained by the members of our Compensation Committee, helps ensure that our compensation program remains competitive and is aligned with performance. We anticipate that our Compensation Committee will continue to make adjustments in executive compensation levels in the future as a result of this market comparison process. Willis Towers Watson meets the independence standards specified by the SEC, and the Compensation Committee believes that the work Willis Towers Watson performed did not raise a conflict of interest.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives.

Executive Compensation Program Components

Base Salary. Base salaries of our named executive officers are initially established through arm’s-length negotiation at the time an executive is hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Board, and adjustments to base salaries are approved based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary adjustments may take into account the named executive officer’s current salary, equity or equity-linked interests, and the amounts paid to a named executive officer’s peers within our organization. In making decisions regarding salary adjustments, we may also draw upon the experience of members of our Board with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

Our Chief Executive Officer and President, Cabell H. Lolmaugh, was promoted to his current position effective January 1, 2019 at a base salary of $350,000 on an annualized basis. In response to the impact of the COVID-19 pandemic, the Board approved, and Mr. Lolmaugh agreed to, a temporary reduction of his annualized salary by 20% (from $350,000 to $280,000) in April 2020.

Our current Senior Vice President and Chief Financial Officer, Nancy DiMattia, was appointed in September 2019 at an annual base salary of $250,000. In response to the impact of the COVID-19 pandemic, the Board approved, and Ms. DiMattia agreed to, a temporary reduction of her annualized salary by 20% (from $250,000 to $200,000) in April 2020.

Our Vice President, Investor Relations, and Chief Accounting Officer, Mark B. Davis, was appointed in September 2019 at an annual base salary of $182,290. In response to the impact of the COVID-19 pandemic, the Board approved, and Mr. Davis agreed to, a temporary reduction of his annualized salary by 15% (from $182,290 to $154,947) in April 2020.

On July 21, 2020, the Board approved the reinstatement of Mr. Lolmaugh’s, Ms. DiMattia’s and Mr. Davis’s base salaries to their respective pre-reduction levels, effective for the payroll period beginning July 1, 2020.

Our Senior Vice President, Supply Chain and Distribution, Joseph Kinder, was promoted to his current position effective July 21, 2020 at a base salary of $218,000.

The actual base salaries earned by all of our named executive officers in 2020 are set forth in the “Summary Compensation Table” below.

On February 1, 2021, the Compensation Committee approved an increased annual base salary for each of the named executive officers: (1) Mr. Lolmaugh, $400,000; (2) Ms. DiMattia, $280,000; (3) Mr. Davis, $220,000; and (4) Mr. Kinder, $230,000, in each case effective as of January 1, 2021. The base salary increases were determined following the completion of the Compensation Committee’s assessment of individual executives’ performance and market compensation levels.

2012 Omnibus Award Plan. In June 2012, our Board and shareholders adopted an equity award plan, which became effective on August 21, 2012. The principal purpose of the equity award plan is to attract, retain, and motivate selected employees, consultants, and directors. As initially adopted, the equity award plan provided for stock-based compensation awards. In February 2013, the Compensation Committee and the Board amended the equity award plan to authorize grants of performance-based awards. At the same time, the plan was renamed the 2012 Omnibus Award Plan. The Compensation Committee administers the Omnibus Plan, subject to the right of our Board to assume authority for administration or delegate such authority to another committee of the Board.

Awards under the Omnibus Plan may be granted to individuals who are then our officers, employees, directors, or consultants or are the officers, employees, directors, or consultants of our subsidiaries. Under the Omnibus Plan, 5,000,000 shares of our common stock have been reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options and restricted stock awards.

In the event of a change of control, as such term is defined in the Omnibus Plan, the administrator may, in its sole discretion, accelerate vesting of awards issued under the Omnibus Plan such that 100% of any such award may become vested and exercisable. Additionally, the administrator has complete discretion to structure one or more awards under the Omnibus Plan to provide that such awards will become vested and exercisable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the Omnibus Plan and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions.

The types of awards we have granted under the Omnibus Plan include the following:

Cash Performance Awards. In each of February 2018, February 2019 and February 2020, the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year. Generally, the Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards.

In February 2020, the Compensation Committee approved the cash incentive bonus pool for fiscal 2020 based on an amount equal to 10% of the increase in EBITDA for fiscal year 2020 as compared to fiscal 2019, and adjusted for changes in cash incentive and long-term incentive bonus plan expenses, between 2020 and 2019. EBITDA is calculated by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes and depreciation and amortization expense. We believe that the use of an EBITDA metric provides useful information regarding the Company’s financial condition and results of operations for the purpose of determining management compensation. Employees eligible to participate in the plan were eligible to receive a share of the bonus pool based on their cash incentive target, divided by the total cash incentive targets for all participants in the plan. Employees who joined the Company or who were promoted into positions that participate in the cash incentive plan were eligible to receive a prorated share of their bonus opportunity based on the number of months of service provided to the Company while eligible to participate in the cash incentive plan. For fiscal 2020, Mr. Lolmaugh and Ms. DiMattia’s cash incentive targets were 50% of their base salaries. Mr. Davis and Mr. Kinder’s cash incentive targets were 40% of their base salaries.

In light of the challenges encountered following the onset of COVID-19 and the steps taken by management early in 2020 to successfully navigate these challenges, the Compensation Committee modified the cash incentive plan during 2020. The Compensation Committee made this decision after the Company had attained financial stability, reopened stores, returned the majority of furloughed workers to the Company and completed the necessary organizational restructuring. The Compensation Committee determined that a modification of the cash incentive plan during the year in light of the unforeseen challenges posed by the COVID pandemic was appropriate for a short-term incentive plan to continue to motivate management to maximize shareholder value in the challenging and uncertain environment. To incentivize the management team to address remaining challenges brought by the pandemic and to incentivize improved profitability, the Compensation Committee modified the measurement period to exclude the period from January 1 to July 31, 2020, which was the period most significantly and disproportionally impacted by the onset of the COVID-19 pandemic. The modified cash incentive plan provided an opportunity to earn a cash incentive based on the achievement of specific performance targets between August 2020 and December 2020. Under the modified cash incentive plan, a cash incentive bonus pool was established in an amount equal to 10% of the increase in EBITDA between August 2020 and December 2020 when compared to the same period in 2019, adjusted for changes in cash incentive and long-term incentive bonus plan expenses, between August 2020 and December 2020 when compared to the same period in 2019. EBITDA is calculated by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes and depreciation and amortization expense. Employees eligible to participate in the plan received a share of the bonus pool based on their cash incentive target divided by the total cash incentive targets for all participants in the plan. Employees who joined the Company or who were promoted into positions that participate in the cash incentive plan were eligible to receive a prorated share of their bonus opportunity based on the number of months of service provided to the Company while eligible to participate in the cash incentive plan. For fiscal 2020, Mr. Lolmaugh and Ms. DiMattia’s cash incentive targets were 50% of their base salaries. Mr. Davis and Mr. Kinder’s cash incentive targets were 40% of their base salaries. These targets translated to receiving a 16.9%, 12.1%, 7.0% and 8.4% share of the overall cash incentive bonus pool for Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder, respectively, in 2020.

The actual increase in EBITDA before cash incentive and long-term incentive bonus plan expenses between August 2020 and December 2020 when compared to EBITDA before cash incentive and long-term incentive bonus plan expense between August 2019 and December 2019 was $8.8 million. This amount was multiplied by 10% to establish a $0.9 million cash bonus pool, which resulted in payout equal to 84.4% of the annual cash incentive target for each of Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia.

The cash incentive compensation opportunities granted to our named executive officers in fiscal year 2020 are set forth in the “Grants of Plan-Based Awards for Fiscal 2020” table. The actual cash incentive compensation earned by each of our named executive officers in fiscal year 2020 is set forth in the “Summary Compensation Table” below.

On February 1, 2021, the Compensation Committee approved specific performance targets and payout levels for executive officers for the 2021 fiscal year. Under the 2021 plan, Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder’s cash incentive targets represent 75%, 50%, 40%, and 40% of their base salaries, respectively. The cash incentive plan for 2021 includes two separate performance targets. The first performance target is tied to the achievement of a revenue target and represents 25% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if we achieve at least 95% of the revenue performance target and can earn up to double the target incentive amount if we achieve 105% of the revenue performance target. The second performance target is tied to the achievement of an Adjusted EBITDA target, calculated in the manner as disclosed in MD&A, and further adjusted for changes in cash incentive and long-term bonus expenses. The Adjusted EBITDA target represents 75% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if we achieve at least 90% of the Adjusted EBITDA performance target and can earn up to double the target incentive amount if we achieve 110% of the Adjusted EBITDA performance target.

Equity and Equity-Linked Incentives. We use equity incentive awards pursuant to our Omnibus Plan to link the interests of our named executive officers with those of our shareholders. The Omnibus Plan provides that the administrator may grant or issue stock options and restricted stock or any combination thereof. Stock options may be either nonqualified stock options or incentive stock options. We expect vesting of these equity incentive awards to be dependent in whole or in part on continued employment, in order to encourage the retention of our named executive officers through the vesting period of the awards. In some cases, vesting may also be partially based on certain market conditions such as the annual appreciation of our common stock or upon the attainment of certain performance conditions such as an EBITDA target. In determining the size of inducement and ongoing equity awards to our named executive officers, our Compensation Committee considers a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies. The Compensation Committee also intends to consider the foregoing factors for future awards.

In March 2020, we granted 113,976, 28,494, 14,247 and 56,988 shares of restricted stock to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder, respectively. These shares of restricted stock were granted pursuant to the Omnibus Plan. The risks of forfeiture for these shares of restricted stock will lapse in four equal annual installments based on continued service.

The equity grants made to our named executive officers in fiscal year 2020 are set forth in the “Grants of Plan-Based Awards for Fiscal 2020” table and are further discussed under “Equity Grants” below.

On February 1, 2021, the Compensation Committee approved the following equity awards, which were granted March 15, 2021 (i.e., two business days following the issuance of the Company’s earnings release for the year ended December 31, 2020): (1) 15,214, 10,143, 7,607 and 7,607 shares of time-based restricted stock to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder, respectively; and (2) 30,428, 20,285, 15,214 and 15,214 shares of performance-based restricted stock to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder, respectively. The number of restricted shares granted was determined using the 30-trading day average of the Company’s closing stock price preceding the grant date. The shares of restricted stock were granted pursuant to the Omnibus Plan. The risks of forfeiture for the time-based restricted stock will lapse in three equal annual installments based on continued service. The performance-based restricted stock will vest in three installments: 30% will vest on the day that the Company files its annual report for the year ended December 31, 2021; 30% will vest on the day that the Company files its annual report for the year ended December 31, 2022; and 40% will vest on the day that the Company files its annual report for the year ended December 31, 2023, in each case subject to (i) the employee remaining in continuous employment with the Company prior to and as of December 31 of the year preceding the applicable vesting date and (ii) further subject to the Company achieving 14%, 16%, and 18% of the profit metric, defined as Adjusted EBITDA divided by sales (as such results are reported in the Company’s annual report for the applicable year), for the years ended December 31, 2021, 2022, and 2023, respectively. In an effort to further align executive compensation with performance, two-thirds of the equity incentives for 2021 were based on achieving performance goals. The Compensation Committee determined the levels of equity grants after assessing individual executives’ performance, their role with, and contributions to, the Company, and market compensation data provided by the compensation consultant.

Retirement Savings. All of our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) Retirement Plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $19,500 in 2020 (or $26,000 for employees over 50), and to have the amount of this reduction contributed to the 401(k) plan. In fiscal years 2018, 2019 and 2020, we made a matching contribution of $0.50 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all past and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites. From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreements. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee of the Board of Directors:

Peter J. Jacullo III, Chair

Mark J. Bonney

Deborah K. Glasser

Summary Compensation Table for Fiscal 2020

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2018 through December 31, 2020 by each of the named executive officers for each year in which each individual was a named executive officer. The positions listed are those held as of December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Cabell Lolmaugh(3)	2020	335,417		—		91,716	—	147,734	5,083	(4)	579,950
Chief Executive Officer	2019	350,000		—		—	249,918	—	5,208	(4)	605,126
and President	2018	240,625	(5)	—		124,875	125,392	—	3,631	(4)	494,523
Nancy DiMattia(6)	2020	239,583		—		22,929	—	105,524	6,739	(4)	374,775
Senior Vice President and Chief Financial Officer	2019	79,166	(7)	30,000	(8)	100,001	—	—	37,302	(9)	246,469
Mark Davis(6)	2020	176,593		—		11,465	—	61,555	4,415	(4)	254,028
Vice President, Investor Relations, and Chief Accounting Officer	2019	182,290	(10)	44,245	(11)	140,002	—	—	5,663	(4)	372,200
Joseph Kinder(12) Senior Vice President, Supply Chain and Distribution	2020	208,917	(13)	—		45,858	—	73,613	5,223	(4)	333,611

(1)	The value of stock awards and options in this table represents the fair value of such awards granted or modified during the fiscal year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The assumptions used to determine the valuation of the awards are discussed in Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Represents incentive compensation paid based on our achievement of EBITDA financial goals. See “Non-Equity Incentive Plan Compensation” below for additional discussion.

(3)	Mr. Lolmaugh was appointed Chief Executive Officer and President on January 1, 2019. He previously served as our Senior Vice President and Chief Operating Officer from February 2018 through December 2018.

(4)	Represents employer 401(k) contributions.

(5)	Includes base salary received by Mr. Lolmaugh for services as Senior Vice President and Chief Operating Officer from February 19, 2018 through December 31, 2018 and base salary received by Mr. Lolmaugh for services as Vice President, Retail Stores, from January 1, 2018 through February 18, 2018.

(6)	Ms. DiMattia and Mr. Davis were not named executive officers in 2018. They were appointed to their current positions on September 6, 2019.

(7)	Includes base salary received by Ms. DiMattia for services as Senior Vice President and Chief Financial Officer from September 6, 2019 to December 31, 2019.

(8)	Represents a bonus awarded to Ms. DiMattia in 2020 for individual performance in 2019. This bonus was negotiated in connection with Ms. DiMattia becoming our employee and was payable if Ms. DiMattia’s performance during 2019 met Mr. Lolmaugh’s expectations. Mr. Lolmaugh determined Ms. DiMattia’s 2019 performance met such expectations.

(9)	Represents $36,000 received for consulting services rendered in 2019 prior to Ms. DiMattia becoming an employee and $1,302 of employer 401(k) contributions.

(10)	Includes base salary received by Mr. Davis for services as Vice President, Investor Relations, and Chief Accounting Officer from September 6, 2019 to December 31, 2019 and base salary received by Mr. Davis for services as Controller from January 1, 2019 through September 5, 2019.

(11)	Represents a discretionary bonus awarded to Mr. Davis in 2019 related to services rendered in 2018.

(12)	Mr. Kinder was not a named executive officer in 2018 or 2019. He was appointed to his current position on July 21, 2020.

(13)	Includes base salary received by Mr. Kinder for services as Senior Vice President, Supply Chain and Distribution, from July 21, 2020 to December 31, 2020 following Mr. Kinder’s appointment to a named executive officer position, and base salary received by Mr. Kinder for services as Vice President, Purchasing and Chief Supply Chain Officer from January 1, 2020 to July 20, 2020.

Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2020:

			Estimated future payouts under non-equity incentive plan awards ($)(1)			All other stock awards: Number of shares of		All other option awards: Number of securities	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	stock or units (#)		underlying options (#)	awards ($/Sh)	awards ($)
Cabell Lolmaugh	3/16/2020	3/13/2020	—	—	—	113,976	(2)	—	—	91,716
Cabell Lolmaugh	N/A	N/A	—	175,000	—	—		—	—	—
Nancy DiMattia	3/16/2020	3/13/2020	—	—	—	28,494	(2)	—	—	22,929
Nancy DiMattia	N/A	N/A	—	125,000	—	—		—	—	—
Mark Davis	3/16/2020	3/13/2020	—	—	—	14,247	(2)	—	—	11,465
Mark Davis	N/A	N/A	—	72,916	—	—		—	—	—
Joseph Kinder	3/16/2020	3/13/2020	—	—	—	56,988	(2)	—	—	45,858
Joseph Kinder	N/A	N/A	—	87,200	—	—		—	—	—

(1)	The cash incentive compensation plan approved by the Compensation Committee in February 2020 was based on the increase in EBITDA, before cash incentive and long-term incentive bonus plan expenses, for fiscal 2020 when compared to fiscal 2019. Mr. Lolmaugh and Ms. DiMattia were each eligible to earn target cash incentive compensation equal to 50% of their respective year-end base salaries. Messrs. Davis and Kinder were eligible to earn target cash incentive compensation equal to 40% of their respective year-end base salaries. These awards did not have threshold or maximum levels. Employees eligible to participate in the plan were eligible to receive a proportionate share of the cash incentive bonus pool based on each employee’s bonus target in relation to the total bonus targets for all participants in the plan.

In light of the challenges encountered following the onset of COVID-19 and the steps taken by management to successfully navigate these challenges, the Compensation Committee modified the cash incentive plan during 2020. The modified cash incentive plan provided an opportunity to earn a cash incentive based on the achievement of specific performance targets between August 2020 and December 2020. Under the modified cash incentive plan, the cash incentive was based on the increase in EBITDA between August 2020 and December 2020 when compared to the same period in 2019, adjusted for changes in cash incentive and long-term incentive bonus plan expenses, between August 2020 and December 2020 when compared to the same period in 2019. EBITDA is calculated by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes and depreciation and amortization expense. Mr. Lolmaugh and Ms. DiMattia were each eligible to earn target cash incentive compensation equal to 50% of their respective year-end base salaries. Messrs. Davis and Kinder were eligible to earn target cash incentive compensation equal to 40% of their respective year-end base salaries. These awards did not have threshold or maximum levels. Employees eligible to participate in the plan receive a proportionate share of the cash incentive bonus pool based on each employee’s bonus target in relation to the total bonus targets for all participants in the plan. Actual cash incentives earned by the named executive officers are reported in the Summary Compensation Table.

(2)	Represents shares of restricted stock for which the risk of forfeiture will lapse in four equal annual installments beginning on March 16, 2021 based on continued service.

Offer Letter Agreements

In February 2018, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Lolmaugh setting forth the terms and conditions of his employment as our Senior Vice President and Chief Operating Officer. Effective January 1, 2019, we updated Mr. Lolmaugh’s offer letter agreement to reflect his new title of Chief Executive Officer and President and to memorialize certain compensation changes related to his promotion. All other terms of his offer letter agreement remained unchanged.

In September 2019, as the result of arm’s length negotiations, we entered into offer letter agreements with Ms. DiMattia and Mr. Davis setting forth the terms and conditions of their employment as our Senior Vice President and Chief Financial Officer and our Vice President, Investor Relations, and Chief Accounting Officer, respectively.

In response to the impact of the COVID-19 pandemic, the Board approved, and Mr. Lolmaugh, Ms. DiMattia and Mr. Davis each agreed to, a temporary reduction of his or her annualized salary to $280,000, $200,000 and $154,947, respectively. All other terms of their offer letter agreements remained unchanged, other than a change to clarify that the temporary reduction in base salary would not constitute good reason for severance under such agreements. On July 21, 2020, the Board approved the reinstatement of Mr. Lolmaugh’s, Ms. DiMattia’s and Mr. Davis’s base salaries to their respective pre-reduction levels, effective July 1, 2020, which was the beginning of the Company’s payroll period.

Pursuant to the offer letter agreement, Messrs. Lolmaugh and Davis and Ms. DiMattia are entitled to receive severance benefits if their employment is terminated by us without severance cause at any time or if they resign for good reason (as such terms are defined in the offer letter agreements), subject to execution of a full release in our favor. In such an event, Messrs. Lolmaugh and Davis and Ms. DiMattia are entitled to continued payment of their base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for them during the month immediately prior to termination. Upon a change of control (as such term is defined in the Omnibus Plan), Messrs. Lolmaugh and Davis and Ms. DiMattia are also entitled to full vesting acceleration with respect to any unvested stock options if they are not offered employment by the successor entity, or if they are terminated without cause (as defined in the Omnibus Plan) or constructively terminated prior to the first anniversary of the change of control.

In October 2020, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Kinder setting forth the terms and conditions of his employment as our Senior Vice President, Supply Chain and Distribution. Pursuant to the offer letter agreement, Mr. Kinder is entitled to receive severance benefits of continued payment of his base salary for six months if his employment is terminated by us without severance cause or he resigns for good reason (as such terms are defined in his offer letter agreement) due to a change of control, subject to execution of a full release in our favor. Upon a change of control, Mr. Kinder is entitled to full vesting acceleration with respect to any unvested restricted stock if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

As defined in the offer letter agreements, “severance cause” means (1) the employee’s willful misconduct in connection with employment or willful failure to perform responsibilities in the best interests of us, as determined by (i) the Board, for each of Messrs. Lolmaugh and Davis and Ms. DiMattia, or (ii) the Company’s Chief Financial Officer, for Mr. Kinder; (2) conviction of, or plea of nolo contendere or guilty to, a felony other than an act involving a traffic related infraction; (3) any act of fraud, theft, embezzlement or other material dishonesty by the employee that harmed us; (4) intentional violation of a federal or state law or regulation applicable to our business, which violation was or is reasonably likely to be injurious to us; or (5) the employee’s repeated failure to perform his or her duties and obligations of his or her position with us, which failure is not cured within thirty (30) days after notice of such failure from (i) the Board, for each of Messrs. Lolmaugh and Davis and Ms. DiMattia, or (ii) the Chief Financial Officer, for Mr. Kinder. “Good reason” exists if an employee resigns as a result of (1) a material reduction in annual base salary or job responsibility (but not the temporary base salary reduction in 2020 described above) or (2) the relocation of the employee’s principal office location to a facility or location located more than 50 miles from his or her current principal office location. The full definition of “severance cause” and “good reason” is set forth in the offer letter agreements.

For purposes of the Omnibus Plan, subject to exceptions set forth in the Omnibus Plan, a “change of control” generally includes (1) the acquisition of more than 50% of our common stock; (2) the incumbent Board ceasing to constitute a majority of the Board during any period of two consecutive years; (3) a merger, consolidation, reorganization or business combination, or a sale of substantially all of our assets; and (4) shareholder approval of our complete liquidation or dissolution. “Cause,” as defined in the Omnibus Plan, generally means any act or omission the Compensation Committee determines constitutes cause for termination, including (1) a material violation of any of our policies, including the Code of Business Conduct and Ethics; (2) embezzlement from, or theft of, our property; (3) willful failure to perform, or gross negligence in the performance of, assigned duties; or (4) other intentional misconduct, whether related to employment or otherwise, which has, or could potentially have, a material adverse effect on our business. The full definition of “change of control” and “cause” is set forth in the Omnibus Plan.

In connection with their offer letter agreements, each of Messrs. Lolmaugh, Davis and Kinder agreed not to compete, directly or indirectly, with us, and each of Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia agreed not to solicit any of our employees or business contacts, during the term of their employment and for a period of one year thereafter.

Non-Equity Incentive Plan Compensation

In February 2020, the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year. Generally, the Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards.

For fiscal 2020, the cash incentive bonus pool was based on an amount equal to 10% of the increase in EBITDA, adjusted for changes in cash incentive and long-term incentive bonus plan expenses, between fiscal 2019 and fiscal 2020. EBITDA is calculated by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes and depreciation and amortization expense. We believe that the use of an EBITDA metric provides useful information regarding the Company’s financial condition and results of operations for the purpose of determining management compensation. Employees eligible to participate in the plan were eligible to receive a share of the bonus pool based on their cash incentive target, divided by the total cash incentive targets for all participants in the plan. Employees who joined the Company or who were promoted into positions that participate in the cash incentive plan were eligible to receive a prorated share of their bonus opportunity based on the number of months of service provided to the Company while eligible to participate in the cash incentive plan. For fiscal 2020, Mr. Lolmaugh and Ms. DiMattia’s cash incentive targets were 50% of their base salaries. Mr. Davis and Mr. Kinder’s cash incentive targets were 40% of their base salaries.

In light of the challenges encountered following the onset of COVID-19 and the steps taken by management early in 2020 to successfully navigate these challenges, the Compensation Committee modified the cash incentive plan during 2020. The Compensation Committee made this decision after the Company had attained financial stability, reopened stores, returned the majority of furloughed workers to the Company and completed the necessary organizational restructuring. The Compensation Committee determined that a modification of the cash incentive plan during the year in light of the unforeseen challenges posed by the COVID pandemic was appropriate for a short-term incentive plan to continue to motivate management to maximize shareholder value in the challenging and uncertain environment. To incentivize the management team to address remaining challenges brought by the pandemic and to incentivize improved profitability, the Compensation Committee modified the measurement period to exclude the period from January 1 to July 31, 2020, which was the period most significantly and disproportionally impacted by the onset of the COVID-19 pandemic. The modified cash incentive plan provided an opportunity to earn a cash incentive based on the achievement of specific performance targets between August 2020 and December 2020. Under the modified cash incentive plan, a cash incentive bonus pool was established in an amount equal to 10% of the increase in EBITDA between August 2020 and December 2020 when compared to the same period in 2019, adjusted for changes in cash incentive and long-term incentive bonus plan expenses, between August 2020 and December 2020 when compared to the same period in 2019. EBITDA is calculated by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes and depreciation and amortization expense. Employees eligible to participate in the plan received a share of the bonus pool based on their cash incentive target divided by the total cash incentive targets for all participants in the plan. Employees who joined the Company or who were promoted into positions that participate in the cash incentive plan were eligible to receive a prorated share of their bonus opportunity based on the number of months of service provided to the Company while eligible to participate in the cash incentive plan. For fiscal 2020, Mr. Lolmaugh and Ms. DiMattia’s cash incentive targets were 50% of their base salaries. Mr. Davis and Mr. Kinder’s cash incentive targets were 40% of their base salaries. These targets translated to receiving a 16.9%, 12.1%, 7.0% and 8.4% share of the overall cash incentive bonus pool for Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder, respectively, in 2020.

The actual increase in EBITDA before cash incentive and long-term incentive bonus plan expenses between August 2020 and December 2020 when compared to achievement for the same period in 2019 was $8.8 million. This amount was multiplied by 10% to establish a $0.9 million bonus pool, which resulted in payout equal to 84.4% of the annual cash incentive target for each of Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia.

Equity Grants

All restricted stock awards issued in fiscal year 2020 to named executive officers were issued pursuant to the Omnibus Plan. Pursuant to the Omnibus Plan, in the event of a change of control, any unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

We have also provided for the acceleration of vesting of certain equity awards granted to Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia in the event of our change of control pursuant to their offer letter agreements. In the event of a change of control, if they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of such unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our shareholders by providing our executives an opportunity to benefit alongside our shareholders in a corporate transaction.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2020

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2020:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)*
Cabell Lolmaugh	8/21/2012	2,750	—	10.00	8/21/2022	—	—
Cabell Lolmaugh	10/21/2014	5,700	—	8.58	10/21/2021	—	—
Cabell Lolmaugh	7/14/2015	1,613	—	14.19	7/14/2022	—	—
Cabell Lolmaugh	10/17/2017	—	—	—	—	3,012(1)	12,952
Cabell Lolmaugh	11/6/2017	20,175	6,725(2)	8.50	11/6/2027	—	—
Cabell Lolmaugh	2/22/2018	28,000	28,000(3)	5.55	2/22/2028	—	—
Cabell Lolmaugh	2/22/2018	—	—	—	—	11,250(4)	48,375
Cabell Lolmaugh	2/20/2019	24,266	72,801(5)	6.26	2/20/2029	—	—
Cabell Lolmaugh	3/16/2020	—	—	—	—	113,976(6)	490,097
Nancy DiMattia	10/23/2019	—	—	—	—	43,104(7)	185,347
Nancy DiMattia	3/16/2020	—	—	—	—	28,494(6)	122,524
Mark Davis	10/21/2014	20,000	—	8.58	10/21/2021	—	—
Mark Davis	7/14/2015	2,737	—	14.19	7/14/2022	—	—
Mark Davis	11/6/2017	4,050	1,350(2)	8.50	11/6/2027	—	—
Mark Davis	2/20/2019	—	—	—	—	4,793(8)	20,610
Mark Davis	10/23/2019	—	—	—	—	43,104(7)	185,347
Mark Davis	3/16/2020	—	—	—	—	14,247(6)	61,262
Joseph Kinder	11/6/2017	20,175	6,725(2)	8.50	11/6/2027	—	—
Joseph Kinder	7/20/2018	50,000	—	8.80	7/20/2028	—	—
Joseph Kinder	3/16/2020	—	—	—	—	56,988(6)	245,048

*	Based on the closing stock price of our common stock of $4.30 on December 31, 2020, the last trading day of the 2020 fiscal year.

(1)	The risks of forfeiture for these shares of restricted stock will lapse on October 17, 2021.

(2)	These options become exercisable on November 6, 2021.

(3)	These options become exercisable in two equal annual installments beginning on February 22, 2021.

(4)	The risks of forfeiture for these shares of restricted stock will lapse in two equal annual installments beginning on February 22, 2021.

(5)	These options become exercisable in three equal annual installments beginning on February 20, 2021.

(6)	The risks of forfeiture for these shares of restricted stock will lapse in four equal annual installments beginning on March 16, 2021.

(7)	The risks of forfeiture for these shares of restricted stock will lapse in three equal annual installments beginning on October 23, 2021.

(8)	The risks of forfeiture for these shares of restricted stock will lapse in three equal installments beginning on February 20, 2021.

Option Exercises and Stock Vested for Fiscal 2020

The following named executive officers had restricted common stock vest during the fiscal year ended December 31, 2020. No named executive officer exercised stock options during the 2020 fiscal year. Joseph Kinder did not have any restricted common stock vest during the 2020 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Cabell Lolmaugh	8,637	(1)	22,261
Nancy DiMattia	14,368	(2)	55,892
Mark Davis	15,965	(3)	59,213

(1)	The 8,637 shares that vested during 2020 include 3,102 shares that were withheld to cover taxes and 5,535 that were issued to Mr. Lolmaugh.

(2)	The 14,368 shares that vested during 2020 include 4,110 shares that were withheld to cover taxes and 10,258 that were issued to Ms. DiMattia.

(3)	The 15,965 shares that vested during 2020 include 4,855 shares that were withheld to cover taxes and 11,110 that were issued to Mr. Davis.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during the fiscal year ended December 31, 2020.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was paid to or earned by the named executive officers during the fiscal year ended December 31, 2020.

Potential Payments Upon Termination or Change in Control

As discussed above in connection with each named executive officer’s offer letter agreement, Messrs. Lolmaugh and Davis and Ms. DiMattia are eligible to receive severance benefits in the event that their employment is terminated by us without cause or by the employee for good reason, and Mr. Kinder is eligible to receive severance benefits in the event that his employment is terminated by us without cause or by him for good reason due to a change of control. Additionally, Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are entitled to full vesting of certain outstanding equity awards if, in the event of a change of control, they are not offered employment by the successor entity, or they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control. Additional information regarding non-competition and non-solicitation provisions is disclosed above under “Offer Letter Agreements.”

The amounts payable by us to each of our named executive officers, assuming that each individual’s employment had terminated on December 31, 2020, under each scenario are as follows:

Name	In Connection with a Change in Control ($)(1)		By Company Not for Cause ($)		By NEO for Good Reason ($)
Cabell Lolmaugh	175,000	(1)	175,000	(3)	175,000	(3)
Nancy DiMattia	126,806	(1)	126,806	(3)	126,806	(3)
Mark Davis	92,951	(1)	92,951	(3)	92,951	(3)
Joseph Kinder	354,048	(2)	—		—

(1)	Represents full vesting of all outstanding stock options to purchase common stock, based on the closing stock price of our common stock of $4.30 on December 31, 2020, the last trading day of the 2020 fiscal year, and the continued payment of six-months base salary and an additional payment in an amount equal to six times our contribution for the monthly health insurance premium for them during the month immediately prior to termination. Continued payment of base salary for a six-month period would have resulted in payments of $175,000, $125,000, and $91,145 to Mr. Lolmaugh, Ms. DiMattia and Mr. Davis, respectively, as of December 31, 2020. The payment equal to six months of the Company’s contribution for monthly health insurance premiums would have resulted in payments of $1,806 to each of Ms. DiMattia and Mr. Davis.

(2)	Represents continued payment of six-months base salary of $109,000, which Mr. Kinder is eligible to receive in the event his employment is terminated by us without severance cause or by him for good reason due to a change of control. Additionally, this amount includes the lapse of the risks of forfeiture on all outstanding shares of restricted stock, equal to $245,048, based on the closing stock price of our common stock of $4.30 on December 31, 2020, the last trading day of the 2020 fiscal year, which Mr. Kinder is eligible to receive in the event of a change of control, as described above.

(3)	Represents continued payment of six-months base salary and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for them during the month immediately prior to termination. Continued payment of base salary for a six-month period would have resulted in payments of $175,000, $125,000, and $91,145 to Mr. Lolmaugh, Ms. DiMattia, and Mr. Davis, respectively, as of December 31, 2020. The payment equal to six months of the Company’s contribution for monthly health insurance premiums would have resulted in payments of $1,806 for each of Ms. DiMattia and Mr. Davis.

PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Lolmaugh, who served as our Chief Executive Officer during fiscal year 2020. The pay ratio included below is a reasonable estimate calculated in a manner consistent with the regulations.

For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than Mr. Lolmaugh) was $49,280; and

•	the annual total compensation of Mr. Lolmaugh, as reported in the above Summary Compensation Table, was $579,950.

Based on this information, for fiscal year 2020 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 11.77 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we did the following:

Employee Count. We determined that, as of December 15, 2020, our employee population consisted of approximately 1,140 individuals all located in the United States and China. We selected December 15, 2020, which is within the last three months of 2020, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. Our employee population for purposes of the pay ratio calculation consisted of approximately 1,139 individuals, all of whom were located in the United States. We have excluded one individual located in China from the pay ratio calculation pursuant to the de minimis exemption, as our employee population in China is less than 1% of our total employee population.

Median Employee. To identify the median employee from our employee population, we compared the amount of salary, wages, tips and overtime pay of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020 (less severance and settlement earnings). In making this determination, we annualized the compensation of any full-time employees who were hired in 2020 and were working for us on December 15, 2020, but did not work for us the entire fiscal year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our included employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the median employee.

Median Employee Total Compensation. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $49,280. The difference between such employee’s salary, wages, tips and overtime pay and the employee’s annual total compensation represents the value of our matching contributions to participants in The Tile Shop 401(k) Retirement Plan (estimated at $1,232).

Chief Executive Officer Total Compensation. Mr. Lolmaugh had annual total compensation of $579,950, which includes base salary, the fair value of stock awards granted in 2020, non-equity incentive plan compensation earned in 2020, and employer 401(k) match.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $100,000 and the chairperson of our Board receives an additional annual fee of $75,000. The chairperson of the Audit Committee receives an additional annual fee of $40,000 and the chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual fee of $15,000. Cash compensation is payable quarterly. Non-employee directors may elect to have 50% or 100% of their annual compensation paid in the form of restricted stock. The annual period for director compensation runs based on the date of the Annual Meeting of Shareholders each year.

In response to the impact of the COVID-19 pandemic, the Board modified our non-employee director compensation to reduce the annual fees payable to the chairpersons of the Board and its committees during the period that commenced on the date immediately following the 2020 Annual Meeting of Shareholders, July 22, 2020, and concluding on the date of our Annual Meeting (or such earlier date as the Board determines otherwise). Each of our non-employee directors continues to receive an annual fee of $100,000. The additional annual fee payable to the chairperson of the Board was reduced from $75,000 to $50,000, the additional annual fee payable to the chairperson of the Audit Committee was reduced from $40,000 to $20,000, and the additional annual fees of $15,000 that were previously payable to the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee were eliminated. On February 1, 2021, the Board approved reinstatement of director compensation to previous levels beginning in the period following the Annual Meeting.

On July 16, 2019, Messrs. Krasnow, Rucker and Jacullo elected to receive compensation fully in the form of restricted stock granted pursuant to the Omnibus Plan. Messrs. Kamin and Livingston elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on Nasdaq of our common stock over the 30 trading days immediately preceding the date of grant. Messrs. Krasnow, Rucker and Jacullo received 28,256, 24,571 and 24,571 shares of restricted stock, respectively. Messrs. Kamin and Livingston received 21,499 and 17,200 shares of restricted stock, respectively. The risks of forfeiture for these shares of restricted stock generally lapsed on July 16, 2020, as the earlier of the date of the 2020 Annual Meeting or July 16, 2020, contingent upon the applicable non-employee director’s continued service on our Board.

As a result of Mr. Rucker’s resignation from the Board on February 12, 2020, the 24,571 restricted shares that had been awarded to Mr. Rucker on July 16, 2019 were forfeited.

In connection with Mr. Krasnow’s resignation from the Board on March 24, 2020, the Board modified Mr. Krasnow’s restricted share award to accelerate the vesting of the 28,256 shares that had been awarded to Mr. Krasnow on July 16, 2019.

On July 21, 2020, Messrs. Kamin and Jacullo and Ms. Glasser elected to receive compensation fully in the form of restricted stock granted pursuant to the Omnibus Plan. Mr. Bonney and Ms. Solheid elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on the Pink Tier of the OTC Markets of our common stock over the 30 trading days immediately preceding the date of grant. Messrs. Kamin and Jacullo and Ms. Glasser received 107,849, 71,900 and 71,900 shares of restricted stock, respectively. Mr. Bonney and Ms. Solheid received 43,140 and 35,950 shares of restricted stock, respectively. The risks of forfeiture for these shares of restricted stock will generally lapse on the date of the Annual Meeting, as the earlier of the date of the Annual Meeting or July 21, 2021, contingent upon the applicable non-employee director’s continued service on our Board.

Director Compensation Table for Fiscal 2020

The following table summarizes the compensation paid to each non-employee director who served during the fiscal year ended December 31, 2020. Mr. Lolmaugh does not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
Peter H. Kamin	43,750	(3)	158,538		—	202,288
Mark J. Bonney	30,000	(4)	63,416		—	93,416
Deborah K. Glasser	—		105,693		—	105,693
Peter J. Jacullo III	—		105,693		—	105,693
Todd Krasnow	—		14,128	(7)	—	14,128
Philip B. Livingston(9)	35,000	(5)	—		—	35,000
Robert Rucker(8)	—		—		—	—
Linda Solheid	25,000	(6)	52,847		—	77,847

(1)	The table reflects the grant date fair value, as computed in accordance with Topic 718, of the director restricted share awards granted or modified in fiscal year 2020. The assumptions used to determine the valuation of the awards are discussed in Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	The aggregate number of shares of restricted stock held by each of the directors listed in the table above as of December 31, 2020 was as follows: Mr. Kamin, 107,849; Mr. Bonney, 43,140; Ms. Glasser, 71,900; Mr. Jacullo, 71,900; and Ms. Solheid, 35,950. These shares of restricted stock were granted on July 21, 2020. The risks of forfeiture for these restricted shares will generally lapse in full on the date of the Annual Meeting, as the earlier of the date of our Annual Meeting or July 21, 2021, contingent upon the applicable non-employee director’s continued service on our Board.

(3)	Represents payments of $43,750 paid to Mr. Kamin in fiscal year 2020 for the period from January 1, 2020 to July 20, 2020 due to the election to receive in cash one-half of director compensation for the prior service period.

(4)	Represents payments of $30,000 to Mr. Bonney in fiscal year 2020 for the period from July 21, 2020 to December 31, 2020 due to the election to receive in cash one-half of director compensation for the current service period.

(5)	Represents payments of $35,000 paid to Mr. Livingston in fiscal year 2020 for the period from January 1, 2020 to July 20, 2020 due to the election to receive in cash one-half of director compensation for the prior service period.

(6)	Represents payments of $25,000 to Ms. Solheid in fiscal year 2020 for the period from July 21, 2020 to December 31, 2020 due to the election to receive in cash one-half of director compensation for the current service period.

(7)	In connection with Mr. Krasnow’s resignation from the Board on March 24, 2020, the Board modified Mr. Krasnow’s restricted share award to accelerate the vesting of the 28,256 restricted shares that had been awarded to Mr. Krasnow. The incremental fair value of the 28,256 shares that were accelerated was $14,128 on the date of the modification.

(8)	Mr. Rucker resigned from the Board on February 12, 2020. The 24,571 restricted shares that had been awarded to Mr. Rucker on July 16, 2019 were forfeited at the time of his resignation.

(9)	Mr. Livingston did not stand for reelection at the 2020 Annual Meeting of Shareholders held on July 21, 2020.

Standstill Agreements

On January 10, 2020, our then-serving directors delivered director standstill commitments (as to purchases of shares of our common stock) to us, as described in our Current Report on Form 8-K filed with the SEC on January 13, 2020, which extended until the later of (i) two years and (ii) the date upon which the director’s service as a member of the Board ends. Messrs. Jacullo, Kamin and Rucker agreed to extend their standstill commitments until at least June 1, 2023 pursuant to the Stipulation of Settlement.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents our equity compensation plan information as of December 31, 2020:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,010,447	(1)	10.96	810,925	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	1,010,447		10.96	810,925

(1)	Represents shares of common stock to be issued upon exercise of outstanding options to purchase common stock granted pursuant to our Omnibus Plan as of December 31, 2020.

(2)	All shares available for future issuance are under the Omnibus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described below, since the beginning of our 2019 fiscal year, there have been no transactions, or series of transactions, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing, as defined in Item 404 of Regulation S-K of the Exchange Act and interpreted by the SEC in related guidance (individually, a “related person” and, collectively, the “related persons”), had or will have a direct or indirect material interest.

On July 9, 2018, Fumitake Nishi, a former employee of us and the brother-in-law of Robert A. Rucker, our former Interim Chief Executive Officer and President, former member of the Board, and current holder of more than 5% of our common stock, informed us he had reacquired a majority of the equity of one of our key vendors, Nanyang Helin Stone Co. Ltd (“Nanyang”). Mr. Nishi also has an ownership interest in Tilestyling Co. Ltd (“Tile Style”), a vendor from which we started acquiring product in 2020. Nanyang and Tile Style supply us with natural stone products, including hand-crafted mosaics, listellos and other accessories. We paid $7.6 million and $5.1 million to Nanyang in connection with purchases made during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, accounts payable due to Nanyang were $0.2 million and $1.4 million, respectively. We paid $0.7 million to Tile Style in connection with purchases made during the year ended December 31, 2020. As of December 31, 2020, accounts payable due to Tile Style were $0.1 million. We did not make any purchases from Tile Style during 2019, and we did not have any amounts payable due to Tile Style as of December 31, 2019. Mr. Nishi’s employment with us was terminated on January 1, 2014 as a result of several violations of our Code of Business Conduct and Ethics. Certain of those violations involved his undisclosed ownership of Nanyang at that time.

Management and the Audit Committee have evaluated these relationships and determined that it would be in our best interests to continue purchasing products from Nanyang and to begin purchasing products from Tile Style. We believe Nanyang and Tile Style each provide an important combination of quality, product availability and pricing, and relying solely on other vendors to supply similar product to us would not be in our best interests. The Audit Committee and management will continue to review future purchases from Nanyang and Tile Style and compare the pricing for products purchased from each of Nanyang and Tile Style to the pricing of same or similar products purchased from unrelated vendors.

We employed Adam Rucker, son of Robert A. Rucker, our former Interim Chief Executive Officer and President, former member of our Board, and current holder of more than 5% of our common stock, as a Director of Information Technology through December 12, 2018. He was paid $29,025 severance in 2019.

Prior to being appointed as our Senior Vice President and Chief Financial Officer on September 6, 2019, Nancy DiMattia provided consulting services to us from July 2019 until September 2019. Pursuant to Ms. DiMattia’s consulting agreement, we paid Ms. DiMattia a total of $36,000 for her consulting services. See “Executive Compensation” for additional information.

Compensation arrangements with our named executive officers and directors are described elsewhere in this proxy statement. There are no family relationships among any of our directors or executive officers. From time to time, we employ related persons and other family members of our officers and directors. Consistent with the policy described below, all such employment arrangements involving amounts exceeding $50,000 are reviewed by the Audit Committee. We may also sell products to related persons and related persons may purchase products or services from our suppliers for individual use. If such arrangements fall within the terms of the policy described below, they will also be reviewed by the Audit Committee.

Policies and Procedures for Related Person Transactions

Our Board has in place a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. Our Board determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which may be required to be disclosed under the SEC rules and regulations because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000 (the minimum disclosure amount for non-smaller reporting companies). Pursuant to this policy, our Audit Committee will consider (a) the relevant facts and circumstances of the related person transaction, including if the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, (b) the extent of the related person’s interest in the related person transaction, (c) whether the related person transaction contravenes the conflict of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, (d) the input of the Chief Financial Officer following due consultation, (e) whether the relationship underlying the related person transaction at issue is believed to serve the best interest of us and our shareholders, and (f) the effect that a director’s related person transaction may have on such director’s status as an independent member of the Board and eligibility to serve on committees of the Board pursuant to SEC rules and Nasdaq listing standards.

Each related person will present to our Audit Committee each proposed related person transaction to which such related person is a party, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Related party transactions do not include: (i) the payment of compensation by us to our executive officers or directors; (ii) indebtedness due from a related person for transactions in the ordinary course; (iii) a transaction in which the interest of the related person arises solely from ownership of a class of our securities where all holders of that class of securities receive the same benefit, on a pro-rata basis, from the transaction; or (iv) a transaction in which the rates or charges involved are determined by competitive bids. Additionally, certain types of transactions have been pre-approved by our Audit Committee under the policy as not involving a material interest. These pre-approved transactions include transactions in the ordinary course of business where the related party’s interest arises only: (a) from his or her position as a director of another entity that is party to the transaction; (b) from an equity interest of less than 5% in another entity that is party to the transaction (other than a partnership); or (c) from a limited partnership interest of less than 5%, subject to certain limitations. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 26, 2021, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of May 26, 2021. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of May 26, 2021, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership on [51,932,704] shares of our common stock outstanding on May 26, 2021.

Unless otherwise noted below, the address for each of the shareholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
5% Stockholders:
Peter J. Jacullo III, Director(1)(15)	[8,576,902	]	[16.5	]%
Peter H. Kamin, Chairman of the Board(2)(15)	[6,848,884	]	[13.2	]%
B. Riley Financial, Inc. and affiliates(3)	[4,410,145	]	[8.5	]%
Cannell Capital LLC(4)	[3,147,164	]	[6.1	]%
Savitr Capital LLC(5)	[2,770,535	]	[5.3	]%
Philotimo Fund, LP and affiliates(6)	[2,597,857	]	[5.0	]%
Named Executive Officers and Directors (not otherwise included above):
Cabell Lolmaugh, Chief Executive Officer, President and Director(7)(15)	[297,631	]	[*	]
Nancy DiMattia, Senior Vice President and Chief Financial Officer(8)	[110,310	]	[*	]
Mark B. Davis, Vice President, Investor Relations, and Chief Accounting Officer(9)	[132,562	]	[*	]
Joseph Kinder, Senior Vice President, Supply Chain and Distribution(10)	[146,767	]	[*	]
Mark J. Bonney, Director(11)	[43,140	]	[*	]
Deborah K. Glasser, Director(12)	[88,855	]	[*	]
Linda Solheid, Director(13)	[35,950	]	[*	]
All Executive Officers and Directors as a Group (9 persons)(14)	[16,281,001	]	[31.2]	%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Based on a Schedule 13D/A filed with the SEC on January 16, 2020 by JWTS, Inc. (“JWTS”), Peter J. Jacullo III, and the Katherine D. Jacullo Children’s 1993 Irrevocable Trust (the “Jacullo Trust”) and a Form 4 filed by Mr. Jacullo with the SEC on July 22, 2020. JWTS directly holds 4,441,180 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is the President and sole member of the board of directors of JWTS, holds sole voting and dispositive power over the securities held by JWTS, and may be deemed to beneficially own the securities held by JWTS. The Jacullo Trust directly holds 3,676,989 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is a co-trustee of the Jacullo Trust, holds shared voting and dispositive power over the securities held by the Jacullo Trust, and may be deemed to beneficially own the securities held by the Jacullo Trust. Mr. Jacullo disclaims beneficial ownership of the shares of common stock held by the Jacullo Trust, except to the extent of his pecuniary interest therein. Mr. Jacullo directly holds 458,733 shares of common stock over which he has sole voting and dispositive power, including 71,900 shares of unvested restricted common stock.

(2)	Based on a Schedule 13D/A filed with the SEC on January 14, 2020 by Peter H. Kamin and a Form 4 filed by Mr. Kamin with the SEC on July 22, 2020. Includes (i) 1,694,608 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003, of which Peter H. Kamin is the trustee; (ii) 1,033,562 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997, of which Mr. Kamin is the trustee; (iii) 97,453 shares of common stock held by the Peter H. Kamin Family Foundation, of which Mr. Kamin is the trustee; (iv) 328,711 shares of common stock held by the Peter H. Kamin GST Trust, of which Mr. Kamin is the trustee; (v) 333,307 shares of common stock held by 3K Limited Partnership, of which Mr. Kamin is the general partner; and (vi) 3,361,243 shares of common stock directly held by Mr. Kamin, including 107,849 shares of unvested restricted common stock. Mr. Kamin has sole voting and dispositive power over all such shares.

(3)	Based on a Schedule 13D/A filed with the SEC on March 4, 2021 by B. Riley Financial, Inc. (“BRF”), B. Riley Capital Management, LLC (“BRCM”), BRC Partners Management GP, LLC (“BRPGP”), BRC Partners Opportunity Fund, LP (“BRPLP”), B. Riley Securities, Inc. (“BRS”) and Bryant R. Riley (collectively, the “B. Riley Parties”), and 272 Capital LP (“272 Capital”) and Wes Cummins (together with 272 Capital, the “272 Parties”).

As reported by the Schedule 13D/A, BRPLP directly holds 2,038,645 shares of common stock, and BRS directly holds 2,328,900 shares of common stock. BRPGP is a subsidiary of BRCM, a registered investment advisor, and is the general partner of BRPLP. BRF is the parent company of BRCM. As a result, BRPGP, BRCM and BRF may be deemed to indirectly beneficially own the shares of common stock held by BRPLP. BRF is the parent company of BRS. As a result, BRF may be deemed to indirectly beneficially own the shares of common stock held by BRS. Mr. Riley may beneficially own 42,600 shares of common stock held as sole trustee of the Robert Antin Children Irrevocable Trust. Mr. Riley disclaims beneficial ownership of the shares held by the Robert Antin Children Irrevocable Trust except to the extent of his pecuniary interest therein. BRF and Mr. Riley, the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF, may be deemed to indirectly beneficially own the shares of common stock held directly by BRPLP or BRS. BRF and Mr. Riley disclaim beneficial ownership of the shares held by BRPLP and BRS except to the extent of its or his pecuniary interest therein. Each of BRPLP, BRPGP, BRCM, BRF and Mr. Riley may be deemed to have shared voting and dispositive power over the shares of common stock directly held by BRPLP. Each of BRS, BRF and Mr. Riley may be deemed to have shared voting and dispositive power over the shares of common stock directly held by BRS. Mr. Riley may be deemed to have sole voting and dispositive power over the shares of common stock held by the Robert Antin Children Irrevocable Trust.

As reported by the Schedule 13D/A, 272 Capital beneficially owned 941,244 shares of common stock by virtue of being the investment manager of the 272 Capital Master Fund Ltd (the “272 Master Fund”), which directly holds such shares. Mr. Cummins is the managing member of 272 Capital GP LLC, the general partner of 272 Capital, and the Chief Executive Officer of 272 Capital. Mr. Cummins may beneficially own the shares of common stock directly held by the 272 Master Fund by virtue of being the managing member of 272 Capital GP LLC. 272 Capital and Mr. Cummins may be deemed to have shared voting and dispositive power over the shares of common stock directly held by the 272 Master Fund.

The B. Riley Parties and the 272 Parties reported that, as of March 2, 2021, BRF and 272 Capital mutually agreed, in writing, to terminate their previous group agreement. By virtue of the termination of the group agreement, the B. Riley Parties and the 272 Parties are no longer deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Each of the B. Riley Parties expressly disclaims beneficial ownership of the shares of common stock beneficially owned by each of the 272 Parties, and each of the 272 Parties expressly disclaims beneficial ownership of the shares of common stock beneficially owned by each of the B. Riley Parties. The Schedule 13D/A acted as an “exit” filing for the 272 Parties. Accordingly, the shares held by the 272 Parties are not included in the aggregate shares held by the B. Riley Parties reported in this table.

The business address of the B. Riley Parties is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. The business address of the 272 Capital Parties is 3811 Turtle Creek Blvd., Suite 2125, Dallas, Texas 75219.

(4)	Based on a Schedule 13D filed with the SEC on February 3, 2021 by Cannell Capital LLC and J. Carlo Cannell. Cannell Capital LLC acts as the investment adviser to Tonga Partners, L.P., Tristan Partners, L.P. and Tristan Offshore Fund, Ltd. (the “Funds”) and as investment advisor to various separately-managed accounts (collectively with the Funds, the “Investment Vehicles”). Mr. Cannell is the sole managing member of Cannell Capital LLC and investment adviser to the Investment Vehicles. As such, Cannell Capital LLC and Mr. Cannell may be deemed to beneficially own the 3,147,164 shares of common stock held directly by the Investment Vehicles and have sole voting and dispositive power over such shares. The business address of the reporting persons is 245 Meriwether Circle, Alta, Wyoming 83414.

(5)	Based on a Schedule 13G filed with the SEC on January 28, 2020 by Savitr Capital LLC (“Savitr”), Savitr holds shared voting and dispositive power over 2,770,535 shares of common stock. The business address of Savitr is 600 Montgomery Street, 47th Floor, San Francisco, California 94111.

(6)	Based on a Schedule 13G filed with the SEC on February 4, 2021 by Philotimo Fund, LP (“Philotimo”), Kanen Wealth Management, LLC (“KWM”), and David L. Kanen, reporting holdings as of January 22, 2021. KWM is the general partner of Philotimo. Mr. Kanen is the managing member of KWM. By virtue of these relationships, KWM may be deemed to beneficially own the shares of common stock owned by Philotimo, and Mr. Kanen may be deemed to beneficially own the shares of common stock owned by each of Philotimo and KWM. Philotimo reported beneficial ownership of, and shared voting and dispositive power over, 1,524,524 shares. KWM reported beneficial ownership of, and shared voting and dispositive power over, 2,512,155 shares. Mr. Kanen reported beneficial ownership of 2,597,857 shares, including 85,702 shares over which he has sole voting and dispositive power and 2,512,155 shares over which he has shared voting and dispositive power. The business address of the reporting persons is 5850 Coral Ridge Drive, Suite 309, Coral Springs, Florida 33076.

(7)	Includes 139,761 shares of unvested restricted common stock held by Mr. Lolmaugh and options to purchase 120,771 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 26, 2021.

(8)	Includes 94,902 shares of unvested restricted common stock held by Ms. DiMattia.

(9)	Includes 79,805 shares of unvested restricted common stock held by Mr. Davis and options to purchase 26,787 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 26, 2021, as well as 2,360 shares of common stock held by three minor children (820 shares, 775 shares, and 765 shares, respectively).

(10)	Includes 65,562 shares of unvested restricted common stock held by Mr. Kinder and options to purchase 70,175 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 26, 2021, as well as 1,100 shares of common stock directly owned by Mr. Kinder’s spouse.

(11)	Includes 43,140 shares of unvested restricted stock held by Mr. Bonney.

(12)	Includes 71,900 shares of unvested restricted stock held by Ms. Glasser, 9,037 shares of common stock held in a joint account with Ms. Glasser’s spouse and 3,118 shares of common stock directly owned by Ms. Glasser’s spouse.

(13)	Includes 35,950 shares of unvested restricted stock held by Ms. Solheid.

(14)	Includes 710,769 shares of unvested restricted common stock and options to purchase 217,733 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 26, 2021. This group includes all current directors and executive officers.

(15)	On January 10, 2020, the then-serving directors delivered Director Standstill Commitments to us, as described under “Director Compensation—Standstill Agreements.”

DISSENTER’S RIGHTS

Under Delaware law, shareholders are not entitled to dissenter’s rights of appraisal with respect to any Proposal referred to in this proxy statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In considering the recommendations of the Board regarding the matters to be acted upon at the Annual Meeting, shareholders should be aware that our directors and officers, including the Excluded Individuals, may have interests in the Proposals that are in addition to, and may be different from, any interests that the shareholders of the Company may have generally. In Proposal 1, our current directors Mss. Glasser and Solheid are proposed for election to our Board for terms of office that would end in 2024. In Proposal 5, approval of the 2021 Plan, shareholders are being asked to vote on a new equity plan under which officers and non-employee directors would be expected to receive equity awards. In Proposal 7, our say-on-pay Proposal, shareholders are being asked to vote on the compensation arrangements of our executive officers, including the compensation of Mr. Lolmaugh, who currently serves on our Board. Proposal 2 would establish a Transaction Committee with power to review and approve certain Company transactions and other actions, including “Related Party Transactions” with any director or officer of the Company or their respective family members or affiliates. Proposal 2 would therefore impact the ability of the Company to engage in certain transactions with our directors and officers. In addition, the Board has appointed our directors Mr. Bonney and Ms. Solheid as members of the Transaction Committee, with Mr. Bonney serving as Transaction Committee Chair. Proposals 3 and 4 require the vote of our Outside Shareholders to effect any change to our Certificate of Incorporation or Bylaws which affects the rights or interests of any directors (unless to an immaterial degree) differently from our shareholders who are not directors, including any reduction in the scope of the responsibilities of the Transaction Committee and modifications to the membership of the Transaction Committee. Proposals 3 and 4 would therefore impact the ability of the Company to alter provisions in the Certificate of Incorporation or the Bylaws which may affect the rights or interests of any directors in these ways. Certain of our directors have agreed as part of the Stipulation to vote in favor of Proposals 2, 3 and 4. Our Board was aware of these interests and considered them, along with other considerations, including the requirements of the Stipulation, in voting to submit the Proposals to the shareholders of the Company for approval.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on a review of the copies of such reports and representations that no other reports were required, we believe that all Section 16 filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with during the fiscal year ended December 31, 2020, except that (i) a Form 4 filed on November 19, 2020 by Robert A. Rucker was filed untimely with respect to reporting the sale of shares on each of November 11, 2020, November 12, 2020, November 13, 2020 and November 16, 2020 and (ii) a Form 4 filed on February 18, 2021 by Robert A. Rucker was filed untimely with respect to reporting the sale of shares on each of August 26, 2020, September 3, 2020 and October 1, 2020, the transfer and receipt of shares by gift on December 23, 2020 and the transfer of shares by gift on December 30, 2020.

FORM 10-K INFORMATION

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. WE WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR SECRETARY AT 14000 CARLSON PARKWAY, PLYMOUTH, MINNESOTA 55441.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Annual Meeting or any adjournment of the Annual Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Cabell H. Lolmaugh

Chief Executive Officer, President and Director

Plymouth, Minnesota

May 28, 2021

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

TILE SHOP HOLDINGS, INC.

(A Delaware Corporation)

Tile Shop Holdings, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 21, 2012 (the “Certificate of Incorporation”).

SECOND: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth the proposed amendments to the Certificate of Incorporation of the Corporation and calling a meeting of the stockholders of the Corporation for consideration thereof.

The Certificate of Incorporation is hereby amended by adding a new Article X to read in its entirety as follows:

ARTICLE X – TRANSACTION COMMITTEE

1. Transaction Committee. Pursuant to the Stipulation of Settlement, dated as of August 7, 2020 (the “Stipulation”), memorializing the terms of the settlement of the litigation brought against the Corporation and certain current and former Directors of the Corporation by K-Bar Holdings LLC and Wynnefield Capital, Inc. in the Delaware Court of Chancery, the Board of Directors shall establish an Independent Transaction Committee of the Board of Directors (the “Transaction Committee”) empowered to review, assess and negotiate Corporation transactions requiring Board approval, involving any of the following to the extent required by the Stipulation, and with such other powers and authorities as set forth in the Stipulation and as to the extent set forth therein: (1) a material change in the Corporation’s capitalization or corporate structure, including any recapitalization, material share issuance or repurchase, and any stock split or reverse stock split, to the extent such transaction affects the rights or interests of Directors differently from the Outside Stockholders; (2)  any proposed change to the structure of the Board of Directors of the Corporation, including (i) the number of members on the Board; (ii) the terms served by any member of the Board; or (iii) the staggered structure of the Board; (3) any “Related Party Transaction,” which shall be defined as any transaction with a value in excess of $500,000.00 between the Corporation and any Director or officer of the Corporation or their respective family members or affiliates. Related Party Transactions shall also include any transaction between the Corporation and any Excluded Individual or their respective family members or affiliates with a value in excess of $500,000.00, excluding those transactions that are offered to all stockholders on identical terms and routine transactions authorized by the By-Laws of the Corporation (e.g., the payment of reasonable expenses relating to Board service); and (4) any deregistration of the Corporation’s securities. For the purposes of this Certificate of Incorporation, “Outside Stockholders” means the Corporation’s public stockholders excluding the Excluded Individuals and the Corporation, any Director or officer of the Corporation and their immediate family members, affiliates, or entities they control and the employees thereof. This Article X shall not be deemed to enlarge any powers, duties or authorities of the Transaction Committee set forth in the Stipulation. The approval of the Transaction Committee shall be required for any of the above-specified transactions or actions, but shall not replace or supersede any requirement that a majority of the entire Board of Directors must also approve a given transaction or action.

2. Committee Composition. Each member of the Transaction Committee shall be appointed by the Board of Directors and shall serve until his or her resignation or until otherwise determined by the Board of Directors. The Transaction Committee shall be initially comprised of Mark Bonney and Linda Solheid (the “Initial Members”), and notwithstanding anything in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, none of the Initial Members may be involuntarily removed as a member of the Transaction Committee during their term as Directors of the Corporation. Notwithstanding anything in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, for a period of at least three years, the members of the Committee shall not include any of Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow or Philip B. Livingston (collectively, the “Excluded Individuals”) or any of their affiliates or their immediate family members.

THIRD: Section 7 of Article IX is hereby amended and restated to read in its entirety as follows:

7. By-Laws. In furtherance of the powers conferred upon it by the DGCL, subject to Article XI of this Certificate of Incorporation and the provisions of the By-Laws of the Corporation, and subject to the rights of holders of any class or series of Preferred Stock, the By-Laws of the Corporation may be altered, amended, or repealed or new by-laws may be adopted only by (i) the affirmative vote of a majority of the Directors present at any regular or special meeting of the Board of Directors where a quorum is present or (ii) by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

FOURTH: Article X of the Certificate of Incorporation is hereby renumbered as Article XI and is hereby amended and restated to read in its entirety as follows:

ARTICLE XI – AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by the DGCL and all rights and powers conferred upon stockholders, Directors, and officers herein are granted subject to this reservation.

Notwithstanding anything contained in this Certificate of Incorporation or in the Corporation’s By-Laws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles V(2), VI, VII, VIII, IX and this Article XI may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles V(2), VI, VII, VIII, IX and this Article XI, unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Notwithstanding anything contained in this Certificate of Incorporation or in the Corporation’s By-Laws to the contrary, further notwithstanding that such vote may not be required by the DGCL, and not as replacement of any other vote required by law, pursuant to the Stipulation, no subsequent change to this Certificate of Incorporation or the By-Laws of the Corporation, which affects the rights or interests of any Directors (unless to an immaterial degree) differently from the stockholders of the Corporation who are not Directors, including without limitation any reduction in the scope of the responsibilities of the Transaction Committee, or modifies the membership of the Transaction Committee, shall be made unless such action is approved by the affirmative vote of a majority of the Outside Stockholders.

FIFTH: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Corporation was duly called and held on July 20, 2021, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The amendments to the Certificate of Incorporation were submitted to the stockholders of the Corporation and were duly approved by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer this _____ day of July, 2021.

TILE SHOP HOLDINGS, INC.

By:
Cabell H. Lolmaugh
Chief Executive Officer

APPENDIX B

FORM OF AMENDED AND RESTATED BYLAWS

AMENDED AND RESTATED BY-LAWS
OF
TILE SHOP HOLDINGS, INC.

ARTICLE I - STOCKHOLDERS

1.1                Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer) or, if not so designated, at the principal office of Tile Shop Holdings, Inc. (the “Corporation”).

1.2                Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, Chairperson of the Board, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer), which date shall not be a legal holiday in the place where the meeting is to be held.

1.3                Special Meetings. Special meetings of stockholders may be called at any time only by the Board of Directors, Chairperson of the Board, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer), and may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4                Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and time of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. Without limiting the manner in which notice may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware (the “DGCL”)) by the stockholder to whom the notice is given. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5                Voting List. The Secretary of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. The list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each such stockholder.

1.6                Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of a sufficient number of votes to leave less than a quorum remaining at the meeting.

1.7                Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8                Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communication, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the DGCL by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the Corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9                Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the meeting and voting on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented and voting on such matter), except where a different vote is required by law, the Certificate of Incorporation, or these By-Laws. When a quorum is present at any meeting, any election by stockholders of persons to the Board of Directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

1.10              No Action by Written Consent. Subject to the rights of holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designation relating to such preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with these By-Laws and the DGCL may not be taken by written consent of stockholders without a meeting.

1.11              Notice of Nominations and Stockholder Business. Except for (1) any persons entitled to be elected to the Board of Directors by the holders of preferred stock, (2) any directors elected in accordance with Section 2.6 hereof by the Board of Directors to fill any vacancy or newly-created directorship, or (3) as otherwise required by law or stock exchange regulation, only persons who are nominated in accordance with the procedures of this Section 1.11 shall be eligible for election to the Board of Directors.

(a)                 Annual Meetings of Stockholders.

(i)                  Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by stockholders at an annual meeting of stockholders may be made only (A) pursuant to the provisions of Section 1.4 hereof, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.11(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting, and who complies with the procedures set forth in this Section 1.11(a).

(ii)                For nominations or other business to be properly brought before an annual meeting of stockholders pursuant to Section 1.11(a)(i)(C) hereof, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nomination of persons for election the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days following such anniversary date, such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) of the giving of a stockholder’s notice as described in this Section 1.11(a)(ii).

(iii)              A stockholder’s notice to the Secretary of the Corporation shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors, all information relating to such person that that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in the proxy statement as a nominee and to serving on the Board of Directors if elected, (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolution proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the text of the proposed amendment), the reasons for conducting such business, and any material interest in such business of such stockholder and the Stockholder Associated Person (as defined below), if any, on whose behalf the proposal is made, and (C) as to the stockholder giving the notice and the Stockholder Associated Person, if any, on whose behalf the proposal is made: (1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such Stockholder Associated Person, (2) the class or series and number of shares of capital stock of the Corporation which are held of record or are beneficially owned by such stockholder and by any such Stockholder Associated Person, (3) a description of any agreement, arrangement, or understanding between or among such stockholder and any such Stockholder Associated Person, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business, (4) a description of any agreement, arrangement, or understanding (including, regardless of the form of settlement, any derivatives, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any Stockholder Associated Person or any such nominee with respect to the Corporation’s securities, (5) a representation that the stockholder is a holder of record of the stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (6) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends to (i) deliver a proxy statement and/or form a proxy of holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required pursuant to Section 1.11(a)(iii)(C)(2), (3), and (4) hereof shall be supplemented by such stockholder and any such Stockholder Associated Person not less than 10 days after the record date for the meeting to disclose such information as of the record date.

(iv)               For the purposes of this Section 1.11, the term “Stockholder Associated Person” as used in relation to any stockholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (C) any person controlling, controlled by, or under common control with such Stockholder Associated Person.

(b)                Special Meetings of Stockholders. If the election of persons to the Board of Directors is included as business to be brought before a special meeting of stockholders in the Corporation’s notice of meeting delivered pursuant to Section 1.4 hereof, nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made only (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.11(b) and at the time of the annual meeting, who shall be entitled to vote at the meeting, and who complies with the procedures set forth in this Section 1.11(b). For nominations to be properly brought before any special meetings pursuant to Section 1.11(b)(B) hereof, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to, or mailed to and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (1) no earlier than 120 days prior to the date of the special meeting and (2) no later than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made by the Corporation. A stockholder’s notice to the Secretary of the Corporation pursuant to this Section 1.11(b) shall comply with the requirements of Section 1.11(a)(iii).

(c)                 General.

(i)                  At the request of the Board of Directors, any person nominated by the Board of Directors for election to the Board of Directors shall furnish to the Secretary of the Corporation the information required to be set forth in stockholder’s notice of nomination that pertains to the nominee. No person shall be eligible to be nominated for election to the Board of Directors by a stockholder unless nominated in accordance with the procedures of this Section 1.11. No business proposed by a stockholder shall be conducted at a meeting of stockholders except in accordance with Section 1.11. The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-Laws or that business was not properly brought before the meeting, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For the purposes of this Section 1.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)                Without limiting the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.11; provided, however, that any reference in these By-Laws to the Exchange Act or such rules and regulations promulgated thereunder are not intended to, and shall not, limit any requirement applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.11.

(d)                Proxy Access Rules. Notwithstanding anything contained herein to the contrary, the notice requirements set forth herein with respect to nomination of persons for election to the Board of Directors or other business pursuant to this Section 1.11 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation, a nomination in compliance with Rule 14a-11 under the Exchange Act, or a proposal in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s nomination or proposal, as the case may be, has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

1.12             Conduct of Meetings. At each meeting of stockholders, the Chairperson of the Board, if one shall have been elected, or in the Chairperson of the Board’s absence or if one shall not have been elected, the Director designated by the vote of a majority of the Directors present at such meeting, shall act as chairperson of the meeting. The Secretary of the Corporation shall act as secretary of the meeting and keep the minutes thereof or, in the Secretary’s absence or inability to act, the person whom the Chairperson of the Board shall appoint shall perform such tasks. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

ARTICLE II - DIRECTORS

2.1                General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws. In the event of a vacancy on the Board of Directors, the remaining members of the Board of Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2                Number; Election and Qualification. Subject to the rights of holders of any class or series of preferred stock to elect persons to the Board of Directors, the number of Directors shall be established by the Board of Directors; provided, however that the Board of Directors shall have at least one member. Election of persons to the Board of Directors need not be by written ballot. Members of the Board of Directors need not be stockholders of the Corporation.

2.3                Chairperson of the Board; Vice Chairperson of the Board. The Board of Directors may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board. If the Board of Directors appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 hereof. If the Board of Directors appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairperson of the Board, or in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4                Classes of Directors. Subject to the rights of holders of any class or series of preferred stock to elect persons to the Board of Directors, the Board of Directors shall be and is divided into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of members of the Board of Directors. The allocation of Directors among classes shall be determined by resolution of the Board of Directors.

2.5                Tenure. Subject to the rights of holders of any class or series of preferred stock to elect persons to the Board of Directors, each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting of stockholders at which such Director was elected; provided that each Director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of these By-Laws, each Director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of these By-Laws, each Director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of these By-Laws; provided further, that the term of each Director shall continue until the election and qualification of such Director’s successor and be subject to such Director’s earlier death, resignation, or removal.

2.6                Vacancies. Subject to the rights of holders of any class or series of preferred stock to elect persons to the Board of Directors, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A person elected to fill a vacancy on the Board of Directors shall be elected for the unexpired term of such person’s predecessor in office, and a person appointed to fill a position resulting from an increase in the size of the Board of Directors shall hold office until the next annual meeting of stockholders where the class of Directors to which such person is assigned by the Board of Directors is to be elected by stockholders and until the election and qualification of such person’s successor and be subject to such person’s earlier death, resignation, or removal.

2.7                Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal executive office or to the Chairperson of the Board, if any, the Chief Executive Officer, the President, or the Secretary of the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some time later or upon the occurrence of some later event.

2.8               Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any Director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.9                 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware as designated by the Chairperson of the Board, if any, the Chief Executive Officer, the President, three or more members of the Board of Directors, or by one member of the Board of Directors in the event that there is only a single Director in office.

2.10              Notice of Special Meetings. Notice of the date, place, and time of any special meeting of the Board of Directors shall be given to each member by the Secretary of the Corporation or by the officer or one of the directors calling the meeting. Notice shall be duly given to each member of the Board of Directors: (i) in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic transmission, or delivering written notice by hand to such Director’s last known business, home, or electronic transmission address at least 48 hours in advance of the meeting, or (iii) by sending written notice by first-class mail to such Director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.11              Meetings by Conference Communications Equipment. Members of the Board of Directors may participate in meetings of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.12              Quorum. A majority of the total number of members of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more members of the Board of Directors shall be disqualified to vote at any meeting, the required quorum shall be reduced by one for each such Director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.13              Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

2.14              Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

2.15              Removal. Subject to the rights of holders of any class or series of preferred stock to elect persons to the Board of Directors, members of the Board of Directors may be removed only for cause and only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of persons to the Board of Directors, voting together as a single class.

2.16              Committees. The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the members of the Board of Directors of the Corporation. The Board of Directors may designate one or more of its members as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the members of such committee or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

2.17              Compensation of Directors. Members of the Board Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any Director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE III - OFFICERS

3.1                Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, a Treasurer, one or more Vice Presidents, and such other officers with such other titles as the Board of Directors shall determine, including one or more Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2                Election. The Chief Executive Officer, Chief Financial Officer, President, Treasurer, and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3                Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person, except that no person shall hold the offices and perform the duties of President and Secretary.

3.4                Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution choosing or appointing such officer, or until such officer’s earlier death, resignation, or removal.

3.5                Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal executive office or to the Chairperson of the Board, if any, the Chief Executive Officer, the President, or the Secretary of the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some time later or upon the occurrence of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the members of the Board of Directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.6                Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, Chief Financial Officer, President, Treasurer, and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7                Chief Executive Officer; President. Unless the Board of Directors has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive officer or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Office (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability, or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Chief Financial Officer shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restriction upon the Chief Executive Officer.

3.8                Chief Financial Officer. The Chief Financial Officer shall have general charge and supervision of the financial operations of the Corporation subject to the direction of the Board of Directors and the Chief Executive Officer, and shall perform all duties and have all powers that are commonly incident to the office of chief financial officer or that are delegated to such officer by the Board of Directors or the Chief Executive Officer from time to time.

3.9                Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President, or any other title selected by the Board of Directors.

3.10             Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, or the Secretary may from time to time prescribe. In the event of the absence, inability, or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or the Board of Directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11             Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, or the Treasurer may from time to time prescribe. In the event of the absence, inability, or refusal to act of the Treasurer, the Assistant Treasurer, (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12             Salaries. Officers of the Corporation shall be entitled to such salaries, compensation, or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.13             Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV - CAPITAL STOCK

4.1                Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred, or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2                Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of the Corporation’s stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number and class of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualification, limitations, or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered holder thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a), or 218 of the DGCL, with respect to Section 151 of the DGCL, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights.

4.3                Transfers. Shares of stock of the Corporation shall be transferrable in the manner prescribed by law and in these By-Laws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signatures as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge, or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.4                Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft, or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the Corporation, any transfer agent, or registrar.

4.5                Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6                Regulations. The issue, transfer, conversion, and registration of shares of stock of the Corporation shall be governed by such regulations as the Board of Directors may establish.

ARTICLE V - GENERAL PROVISIONS

5.1                Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

5.2                Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3                Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation, or by these By-Laws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at, or after the time stated in such waiver, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of persons at a meeting shall constitute waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

5.4                Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by the Corporation.

5.5                Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6                Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

5.7                Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal, or ineffective shall not affect or invalidate any other provision of these By-Laws.

5.8                Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI - AMENDMENTS

6.1               By the Board of Directors. Subject to Section 6.3 of these By-Laws and the Certificate of Incorporation, these By-Laws may be altered, amended, or repealed or new by-laws may be adopted by the affirmative vote of a majority of the Directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2            By the Stockholders. Subject to Section 6.3 of these By-Laws and the Certificate of Incorporation, these By-Laws may be altered, amended, or repealed or new by-laws may be adopted by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

6.3          “Majority of the Public Stockholders” Vote. Notwithstanding anything contained in the Certificate of Incorporation or in these By-Laws to the contrary, further notwithstanding that such vote may not be required by the DGCL, and not as replacement of any other vote required by law, pursuant to the Stipulation of Settlement, dated as of August 7, 2020 (the “Stipulation”), memorializing the terms of the settlement of the litigation brought against the Corporation and certain current and former Directors of the Corporation by K-Bar Holdings LLC and Wynnefield Capital, Inc. in the Delaware Court of Chancery, no subsequent change to the Certificate of Incorporation or these By-Laws, which affects the rights or interests of any Directors (unless to an immaterial degree) differently from the stockholders of the Corporation who are not Directors, including without limitation any reduction in the scope of the responsibilities of the Independent Transaction Committee of the Board of Directors established pursuant to the Stipulation (the “Transaction Committee”), or modifies the membership of the Transaction Committee, shall be made unless such action is approved by the affirmative vote of a majority of the Outside Stockholders (as defined in the Certificate of Amendment, dated July 20, 2021 to the Certificate of Incorporation).

APPENDIX C

TILE SHOP HOLDINGS, INC.
2021 OMNIBUS EQUITY COMPENSATION PLAN

1.                   Establishment, Purpose, Duration.

a.                    Establishment. Tile Shop Holdings, Inc. (the “Company”) hereby establishes an equity compensation plan to be known as the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan (the “Plan”). The Plan is effective as of April 20, 2021 (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company at the 2021 Annual Meeting of Stockholders (the “Approval Date”). Definitions of certain capitalized terms used in the Plan are contained in Section 2 of the Plan.

b.                   Purpose. The purpose of the Plan is to attract and retain Directors, Consultants, officers and other key Employees of the Company and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

c.                    Duration. No Award may be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d.                   Prior Plan. If the Company’s stockholders approve the Plan at the 2021 Annual Meeting of Stockholders, the Company’s 2012 Omnibus Award Plan (the “Prior Plan”) will terminate in its entirety effective on the day immediately following the Approval Date, provided that all outstanding awards under the Prior Plan as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with their terms and the provisions of the Prior Plan.

2.                   Definitions. As used in the Plan, the following definitions shall apply.

a.                    “Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted or administered or in which Participants work or reside.

b.                   “Approval Date” has the meaning given such term in Section 1(a).

c.                    “Award” means the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards or Performance Awards pursuant to the terms and conditions of the Plan.

d.                   “Award Agreement” means either: (i) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

e.                    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

f.                    “Board” means the Board of Directors of the Company.

g.                   “Cause” means, except as otherwise determined by the Committee and set forth in an Award Agreement, such act or omission by a Participant as is determined by the Committee to constitute cause for termination, including but not limited to any of the following: (i) a material violation of any Company policy, including but not limited to any policy contained in the Company’s Code of Business Conduct and Ethics; (ii) embezzlement from, or theft of property belonging to, the Company or any Subsidiary; (iii) willful failure to perform, or gross negligence in the performance of, assigned duties; or (iv) other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business conducted by the Company or its Subsidiaries.

h.                   “Change of Control” means (unless otherwise expressly provided in a particular Award Agreement, employment agreement, and/or severance agreement) any of the following:

(i)                  a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the SEC) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2(h)(i) or Section 2(h)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)              the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, in each case other than a transaction:

(A)       that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)       after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2(h)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)               the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to an Award that is considered deferred compensation subject to Section 409A of the Code, the definition of “Change of Control” shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Code Section 409A solely for purposes of determining the timing of payment of such Award.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

i.                     “Code” means the Internal Revenue Code of 1986, as amended.

j.                     “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares may then be listed.

k.                   “Company” has the meaning given such term in Section 1(a) and any successor thereto.

l.                     “Consultant” means an independent contractor who (i) performs services for the Company or a Subsidiary in a capacity other than as an Employee or Director, and (ii) qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 Registration Statement.

m.                 “Date of Grant” means the date specified by the Committee on which the grant of an Award is to be effective. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. In no event shall the Date of Grant be earlier than the Effective Date.

n.                   “Director” means any individual who is a member of the Board and who is not an Employee.

o.                   “Effective Date” has the meaning given such term in Section 1(a).

p.                   “Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Laws.

q.                   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

r.                    “Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (i) the closing sale price per Share on that date as reported on the principal securities exchange on which Shares are then trading, if any, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (ii) if the Shares are not reported on a principal securities exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (iii) if neither (i) nor (ii) applies, (A) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (B) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

s.                    “Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

t.                     “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

u.                   “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

v.                   “Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

w.                  “Performance Award” means an Award pursuant to Section 11 hereof, the value of which, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Objectives during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

x.                   “Performance Award Agreement” has the meaning given such term in Section 11.

y.                   “Performance Objectives” means the performance objective or objectives established by the Committee with respect to an Award granted pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives listed in Section 14(a). The Performance Objectives may be made relative to the performance of a group of comparable companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of the listed factors. Any Performance Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), if applicable, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

z.                    “Performance Period” has the meaning given such term in Section 11(b)(iii).

aa.                 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

bb.                “Plan” means this Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan, as amended from time to time.

cc.                 “Prior Plan” has the meaning given such term in Section 1(d).

dd.                “Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

ee.                 “Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

ff.                  “SEC” means the United States Securities and Exchange Commission.

gg.                “Share” means a share of the Company’s common stock, par value $0.0001 per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16.

hh.                “Stock Appreciation Right” means a right granted pursuant to Section 7.

ii.                   “Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

jj.                   “Subsidiary” means: (i) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (ii) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

kk.                “Substitute Award” means an Award that is granted in assumption of, or in substitution or exchange for, an outstanding award previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

ll.                   “Successor Entity” has the meaning given such term in Section 1(h)(iii)(A).

mm.            “Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3.                   Shares Available Under the Plan.

a.                    Shares Available for Awards. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 3,500,000 Shares, all of which may be issued pursuant to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16.

b.                   Share Counting. Except as provided in Section 3(c), the following Shares shall not count against, or shall be added back to, the Share limit in Section 3(a): (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; (iii) Shares subject to outstanding awards under the Prior Plan immediately prior to the day immediately following the Approval Date that on or after such date are forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; and (iv) Substitute Awards (except as may be required by reason of the rules and regulations of any stock exchange or other trading market on which the Shares may then be listed). This Section 3(b) shall apply to the number of Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

c.                    Prohibition of Share Recycling. Notwithstanding the foregoing, the following Shares subject to an Award (or an award under the Prior Plan) shall not again be available for grant as described above, regardless of whether those Shares are actually issued or delivered to the Participant: (i) Shares tendered in payment of the exercise price of a Stock Option; (ii) Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation with respect to an Award; and (iii) Shares that are repurchased by the Company with Stock Option proceeds. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

4.                   Administration of the Plan.

a.                    In General. The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b.                   Determinations. The Committee shall have no obligation to treat Participants or eligible Employees, Consultants or Directors uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Consultants or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees, Consultants or Directors are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Directors, Employees, Consultants, Participants and their estates and beneficiaries.

c.                    Authority of the Board. The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

d.                   Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each employee and director to whom a delegation under Section 4(a) has been made, as to any acts or omissions with respect to the Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

5.                   Eligibility and Participation. Each Employee, Director and Consultant is eligible to participate in the Plan, upon selection by the Committee. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Laws and the amount of each Award. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

6.                   Stock Options. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.                    Award Agreement. Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. No dividend equivalents may be granted with respect to the Shares underlying a Stock Option.

b.                   Exercise Price. The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c.                    Term. The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed ten (10) years from its Date of Grant.

d.                   Exercisability. Stock Options shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

e.                    Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid, in the discretion of the Committee and as set forth in the applicable Award Agreement: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate value (as determined by the Company) at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by Applicable Laws); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f.                    Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(i)       Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii)       To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii)       No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

(iv)       If a Participant shall dispose of Shares acquired through exercise of an Incentive Stock Option within either (A) two (2) years after the date the Stock Option is granted or (B) one (1) year after the date the Stock Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition.

7.                   Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.                    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. No dividend equivalents may be granted with respect to the Shares underlying a Stock Appreciation Right.

b.                   Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c.                    Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d.                   Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

e.                    Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.                   Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.                    Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.                   Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares subject to the terms and conditions of the Plan. Unless otherwise provided in the related Award Agreement or required by Applicable Laws, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

c.                    Custody of Certificates. To the extent deemed appropriate by the Committee, the Company may retain any certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d.                   Rights Associated with Restricted Shares during Restricted Period. During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period; provided, however, that any dividends with respect to unvested Restricted Shares shall be accumulated or deemed reinvested in additional Restricted Shares (as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement), subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives) until such Award is earned and vested.

9.                   Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.                    Award Agreement. Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.                   Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

c.                    Form of Settlement. Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

10.                Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion, subject to the terms and conditions of the Plan. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash.

a.                    Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.                   Form of Settlement. Any Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

11.                Performance Awards. Each Performance Award granted pursuant to this Section 11 shall be evidenced by a written performance award agreement (the “Performance Award Agreement”). The Performance Award Agreement shall be in such form as may be approved from time to time by the Committee and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

a.       Awards. Performance Awards may be granted to any Participant in the Plan. Performance Awards shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Committee over a specified Performance Period.

b.       Performance Objectives, Performance Period and Payment. The Performance Award Agreement shall set forth the following, and such other provisions as the Committee shall deem advisable:

(i)       The dollar value of each Performance Award;

(ii)       One or more Performance Objectives established by the Committee;

(iii)       The period (the “Performance Period”) over which Performance Award may be earned or may become vested;

(iv)       The extent to which partial achievement of the Performance Objectives may result in a payment of the Performance Award, as determined by the Committee; and

(v)       The date upon which payment of Performance Award will be made and the extent to which such payment may be deferred.

12.                Dividend Equivalents. Awards other than Stock Options and Stock Appreciation Rights may provide the Participant with dividend equivalents, payable on a contingent basis and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that any dividend equivalents with respect to any such unvested Award shall be accumulated or deemed reinvested in additional Restricted Share Units, subject to the same terms and conditions as the original Award (including service-based vesting conditions and the achievement of any Performance Objectives) until such Award is earned and vested. No dividend equivalents may be granted under the Plan with respect to the Shares underlying any Stock Option or Stock Appreciation Right.

13.                Compliance with Section 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section 13): (a) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, modified or adjusted under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (b) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.                Performance Objectives.

a.                    In General. As provided in the Plan, the vesting, exercisability and/or payment of any Award may be conditioned upon the achievement of one or more Performance Objectives. Any Performance Objectives shall be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to, the following: net income; income from continuing operations; stockholder return; stock price appreciation; earnings per share (including diluted earnings per share); net operating profit (including after-tax); revenue growth; organic sales growth; return on equity; return on investment; return on invested capital (including after-tax); earnings before interest, taxes, depreciation and amortization; profit margin; operating income; operating margin; market share; return on sales; asset reduction; cost reduction; return on equity; cash flow (including free cash flow); bookings; and new product releases. The Committee may, at the time of establishing the Performance Objective(s), exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax regulations or laws, or (iv) the effect of a merger or acquisition. As determined by the Committee in its discretion, the calculation of any Performance Objective established for purposes of an Award may be made without regard to changes in accounting methods used by the Company or in accounting standards that may be required by the Financial Accounting Standards Board after a Performance Objective relative to an Award is established and prior to the time the compensation earned by reason of the achievement of the relevant Performance Objective is paid to the Participant.

b.                   Establishment of Performance Objectives. With respect to any Award subject to Performance Objectives, the Committee shall establish in writing the Performance Objectives, the performance period, and any formula for computing the payout of the Award. Such terms and conditions shall be established in writing during the first ninety days of the applicable performance period (or by such other date as may be determined by the Committee, in its discretion).

c.                    Certification of Performance. Prior to payment, exercise or vesting of any Award subject to Performance Objectives, the Committee will certify in writing whether the applicable Performance Objectives and other material terms imposed on such Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Award.

d.                   Adjustments. If the Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may, in its discretion and without the consent of any Participant, adjust such Performance Objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

15.                Transferability. Except as otherwise determined by the Committee, no Award or dividend equivalents payable with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16.                Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the number and kind of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all Awards so replaced. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (i) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17.                Fractional Shares. The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18.                Withholding Taxes. To the extent required by Applicable Laws, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of the exercise of a Stock Option or Stock Appreciation Right, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment, or recognize the transfer or disposition of any Shares, until such withholding tax obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a value (as determined by the Company) equal to the amount required to be withheld. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee. In no event will the value of the Shares to be withheld or tendered pursuant to this Section 18 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

19.                Non-U.S. Participants. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals, or who are subject to Applicable Laws of one or more non-United States jurisdictions, on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may approve such sub-plans, supplements to or amendments, modifications, restatements or alternative versions of this Plan as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have Employees or Consultants.

20.       Compensation Recovery Policy. Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy that may be adopted or maintained by the Company from time to time, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or applicable securities exchange.

21.       Change of Control.

a.       If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Subsidiary that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control in the event of a Change of Control. In all other cases, in the event of a Change of Control, the Committee may, in its sole discretion and without the consent of any Participant: (i) elect to accelerate, in whole or in part, the vesting of any Award, (ii) elect to make cash payments payable as a result of the acceleration of vesting of any Award, or (iii) elect to cancel any Options or Stock Appreciation Rights as of the date of the Change of Control in exchange for a cash payment equal to the excess (if any) of the Change of Control price of the Shares covered by the Award that is so cancelled over the purchase or grant price of such Shares under the Award, which amount may be zero if the Change of Control price of a Share on the date of the Change of Control does not exceed the exercise price per Share of the applicable Award.

b.       Except as otherwise expressly provided in any agreement between a Participant and the Company or a Subsidiary, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

22.       Amendment, Modification and Termination.

a.                    In General. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares may then be listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b.                   Adjustments to Outstanding Awards. The Committee may, in its sole discretion and without the consent of any Participant, at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare.

c.                    Prohibition on Repricing. Except for adjustments made pursuant to Sections 16 or 21, the Board or the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the stockholders of the Company, except as provided in Sections 16 or 21. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company. This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21.

d.                   Effect on Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary (other than Sections 14(d), 16, 21, 22(b) and 24(e), which specifically do not require the consent of Participants), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that the Committee may modify an ISO held by a Participant to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

23.       Applicable Laws. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24.       Miscellaneous.

a.       Deferral of Awards. Except with respect to Stock Options, Stock Appreciation Rights and Restricted Shares, the Committee, in its discretion, may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. Any elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b.       No Right of Continued Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Awards granted under the Plan shall not be considered a part of any Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event shall any Award be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or affiliate.

c.       Certain Rules Regarding Employment and Service. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i)       A Participant who transfers employment between the Company and its Subsidiaries, or between Subsidiaries, will not be considered to have terminated employment;

(ii)       A Participant who ceases to be a Director because he or she becomes an employee of the Company or a Subsidiary shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Subsidiaries;

(iii)       A Participant who ceases to be employed by the Company or a Subsidiary and immediately thereafter becomes a Director, a non-employee director of a Subsidiary, or a Consultant to the Company or any Subsidiary shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Subsidiaries has ceased; and

(iv)       a Participant employed by a Subsidiary will be considered to have terminated employment when such entity ceases to be a Subsidiary.

Notwithstanding the foregoing, for purposes of an Award that is subject to Section 409A of the Code, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Section 409A of the Code.

d.       Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

e.       Severability. If any provision of the Plan or an Award Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

f.        Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

g.       Successors. All obligations of the Company under the Plan and with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.

[END OF DOCUMENT]

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED APRIL 28, 2021

Your **Vote** Counts!

TILE SHOP HOLDINGS, INC.

2021 Annual Meeting
Vote by July 19, 2021
11:59 PM ET

TILE SHOP HOLDINGS, INC.
14000 CARLSON PARKWAY
PLYMOUTH, MN 55441

D36144-P51562

You invested in TILE SHOP HOLDINGS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on July 20, 2021.**

Get informed before you vote

View the Notice, Proxy Statement and Annual Report on Form 10-K online OR you can receive a free paper copy of voting material(s) by requesting prior to July 6, 2021. If you would like to request a copy of the voting material(s), you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

July 20, 2021
10:00 AM CDT

Virtually at:
www.virtualshareholdermeeting.com/TTSH2021

*Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) Deborah K. Glasser 02) Linda Solheid	For
2. To amend the Certificate of Incorporation to establish an Independent Transaction Committee of the Board of Directors.	None
3. To amend the Certificate of Incorporation to require a "majority of the public stockholders" vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws.	None
4. To amend and restate the Bylaws to require a "majority of the public stockholders" vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws.	None
5. To approve the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan.	For
6. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	For
7. To approve, on a non-binding advisory basis, named executive officer compensation.	For

NOTE: Proposal 1 is to elect Mss. Glasser and Solheid to serve as Class III directors to hold office until the 2024 Annual Meeting of Stockholders. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

D36145-P51562

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED APRIL 28, 2021

TILE SHOP HOLDINGS, INC.
14000 CARLSON PARKWAY
PLYMOUTH, MN 55441

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TTSH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33693-P51562 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TILE SHOP HOLDINGS, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Deborah K. Glasser
02) Linda Solheid

The Board of Directors recommends you vote FOR proposals 5, 6 and 7 and makes no voting recommendation as to proposals 2, 3 and 4.

	For	Against	Abstain
2. To amend the Certificate of Incorporation to establish an Independent Transaction Committee of the Board of Directors.	☐	☐	☐
3. To amend the Certificate of Incorporation to require a "majority of the public stockholders" vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws.	☐	☐	☐
4. To amend and restate the Bylaws to require a "majority of the public stockholders" vote for certain subsequent changes to the Certificate of Incorporation and the Bylaws.	☐	☐	☐
5. To approve the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan.	☐	☐	☐
6. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
7. To approve, on a non-binding advisory basis, named executive officer compensation.	☐	☐	☐

NOTE: Proposal 1 is to elect Mss. Glasser and Solheid to serve as Class III directors to hold office until the 2024 Annual Meeting of Stockholders. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D33694-P51562

TILE SHOP HOLDINGS, INC.
Annual Meeting of Stockholders
July 20, 2021 10:00 AM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Cabell H. Lolmaugh and Peter H. Kamin, and each of them individually, as attorneys and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Tile Shop Holdings, Inc., a Delaware corporation, held of record by the undersigned as of May 26, 2021 with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held online on July 20, 2021, at 10:00 AM (Central Time) and any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If no direction is made on proposal 2, 3 or 4, your shares will not be voted on such proposal(s).

Continued and to be signed on reverse side